Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
The Houston Exploration Company
Houston, Texas
We have audited the accompanying consolidated balance sheets of The Houston Exploration Company (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America
As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” on January 1, 2006 and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” on December 31, 2006.
DELOITTE & TOUCHE LLP
Houston, Texas
February 28, 2007

THE HOUSTON EXPLORATION COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2006	2005

Assets:
Cash and cash equivalents	$53,950	$7,979
Accounts receivable	86,416	146,020
Inventories	2,900	2,726
Deferred tax asset	10,244	145,922
Prepayments and other	8,370	19,709

Total current assets	161,880	322,356

Natural gas and oil properties, full cost method
Unevaluated properties	28,317	107,146
Properties subject to amortization	3,478,878	3,556,755
Other property and equipment	15,101	12,971

	3,522,296	3,676,872
Less: Accumulated depreciation, depletion and amortization	1,930,964	1,658,532

	1,591,332	2,018,340

Other non-current assets	18,514	20,928

Total Assets	$1,771,726	$2,361,624

Liabilities:
Accounts payable and accrued expenses	$151,482	$177,159
Derivative financial instruments	10,151	352,457
Asset retirement obligation	—	7,265

Total current liabilities	161,633	536,881

Long-term debt and notes	175,000	597,000
Derivative financial instruments	17,247	65,201
Deferred federal income taxes	363,322	341,302
Asset retirement obligation	72,782	112,406
Other non-current liabilities	17,138	15,696

Total Liabilities	807,122	1,668,486

Commitments and Contingencies (see Note 9)

Stockholders’ Equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized and no shares issued	—	—
Common Stock, $0.01 par value, 100,000,000 shares authorized and 28,098,172 and 28,980,128 shares issued and outstanding at December 31, 2006 and 2005, respectively	281	289
Additional paid-in capital	253,922	297,218
Retained earnings	731,150	663,367
Accumulated other comprehensive (loss)	(20,749)	(267,736)

Total Stockholders’ Equity	964,604	693,138

Total Liabilities and Stockholders’ Equity	$1,771,726	$2,361,624

The accompanying notes are an integral part of these consolidated financial statements.

THE HOUSTON EXPLORATION COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the Years Ended December 31,
	2006	2005	2004

Revenues:
Natural gas and oil revenues	$529,586	$620,271	$649,087
Other	2,011	1,272	1,352

Total revenues	531,597	621,543	650,439

Operating expenses:
Lease operating	63,959	67,796	55,925
Severance tax	18,102	18,121	11,933
Transportation expense	10,636	11,883	11,819
Asset retirement accretion expense	3,373	5,278	4,902
Depreciation, depletion and amortization	253,666	295,351	265,148
Writedown in carrying value of natural gas and oil properties	19,000	—	—
General and administrative, net of amounts capitalized	36,013	38,378	32,899

Total operating expenses	404,749	436,807	382,626

Income from operations	126,848	184,736	267,813

Other (income) expense	(13,495)	142	(1,058)
Interest expense, net of amounts capitalized	25,206	16,535	9,455

Income before income taxes	115,137	168,059	259,416

Provision for income taxes	47,354	62,890	96,592

Net income	$67,783	$105,169	$162,824

Earnings per share:
Net income per share — basic	$2.37	$3.66	$5.50
Net income per share — diluted	$2.36	$3.62	$5.44

Weighted average shares outstanding — basic	28,543	28,707	29,616
Weighted average shares outstanding — diluted	28,693	29,037	29,932
The accompanying notes are an integral part of these consolidated financial statements.

THE HOUSTON EXPLORATION COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share data)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Shareholders’
	Shares	$ Value	Capital	Earnings	Income (Loss)	Equity

Balance January 1, 2004	31,437,581	$315	$365,973	$395,374	$(26,128)	$735,534

Common shares issued — stock options	873,626	9	25,586			25,595
Common shares issued — restricted stock	49,000		—			—
Common shares issued — public offering	6,820,000	68	310,659			310,727
Common shares repurchased from KeySpan and retired	(10,800,000)	(108)	(441,471)			(441,579)
Amortization of restricted stock			1,126			1,126
Stock compensation expense			3,670			3,670
Tax benefit non-qualified stock options			4,922			4,922
Comprehensive income:
Net income				162,824		162,824
Other comprehensive income (loss)
Derivative settlements reclassified to income, net of tax of $24,141					44,054	44,054
Unrealized loss change in fair value of derivatives, net of tax of $42,529					(63,953)	(63,953)

Total comprehensive income						142,925

Balance December 31, 2004	28,380,207	$284	$270,465	$558,198	$(46,027)	$782,920

Common shares issued — stock options	510,316	5	16,285			16,290
Common shares issued — restricted stock	89,605		—			—
Amortization of restricted stock			2,882			2,882
Stock compensation expense			4,229			4,229
Tax adjustment to 2004 benefit from non-qualified stock options			(180)			(180)
Tax benefit non-qualified stock options			3,537			3,537
Comprehensive income:
Net income				105,169		105,169
Other comprehensive income (loss)
Derivative settlements reclassified to income, net of tax of $93,894					171,342	171,342
Unrealized loss change in fair value of derivatives, net of tax of $214,694					(393,051)	(393,051)

Total comprehensive (loss)						(116,540)

Balance December 31, 2005	28,980,128	$289	$297,218	$663,367	$(267,736)	$693,138

Common shares issued — stock options	214,868	3	7,497			7,500
Common shares issued — restricted stock and units	79,676	1	(1)			—
Common shares repurchased and retired	(1,176,500)	(12)	(61,626)			(61,638)
Amortization of restricted stock			3,939			3,939
Stock compensation expense			5,783			5,783
Tax benefit non-qualified stock options			1,112			1,112
Comprehensive income:
Net income				67,783		67,783
Other comprehensive income (loss)
Derivative settlements reclassified to income, net of tax of $24,500					44,708	44,708
Unrealized gain change in fair value of derivatives, net of tax of $116,524					204,528	204,528
Unfunded future post retirement benefit obligation, net of tax of $1,271					(2,249)	(2,249)

Total comprehensive income						314,770

Balance December 31, 2006	28,098,172	$281	$253,922	$731,150	$(20,749)	$964,604

The accompanying notes are an integral part of these consolidated financial statements.

THE HOUSTON EXPLORATION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2006	2005	2004

Operating Activities:
Net income	$67,783	$105,169	$162,824
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	22,702	57,555	50,500
Depreciation, depletion and amortization	253,666	295,351	265,148
Writedown in carrying value of natural gas and oil properties	19,000	—	—
Asset retirement accretion expense	3,373	5,278	4,902
Stock compensation expense	9,722	7,111	4,796
Tax benefit (loss) non-qualified stock options	—	(180)	4,922
Unrealized (gain) loss on derivative instruments	(4,757)	(694)	1,950
Amortization of premiums paid on derivative contracts	—	—	5,287
Debt extinguishment expense	572	—	211
Changes in operating assets and liabilities:
Accounts receivable	59,604	(42,951)	(8,387)
Inventories	(174)	(1,750)	95
Prepayments and other	11,339	(11,714)	(3,289)
Other assets	2,041	(43)	(6,218)
Accounts payable and accrued expenses	(25,108)	42,403	39,693
Other non-current liabilities	(3,574)	4,974	7,276
ARO liability for assets abandoned	—	—	(2,569)

Net cash provided by operating activities	416,189	460,509	527,141

Investing Activities:
Investment in property and equipment	(614,228)	(728,882)	(523,205)
Cash designated for investment	(323,675)	—	—
Withdrawal of cash designated for investment	323,675	—	—
Dispositions and other	719,235	1,879	13,283

Net cash provided by (used in) investing activities	105,007	(727,003)	(509,922)

Financing Activities:
Proceeds from long-term borrowings	525,000	831,000	420,000
Repayments of long-term borrowings	(947,000)	(589,000)	(367,000)
Debt issuance costs	(199)	(2,394)	(1,555)
Proceeds from issuance of common stock from exercise of stock options	7,500	16,290	25,596
Tax benefit non-qualified stock options	1,112	—	—
Proceeds from issuance of common stock	—	—	310,727
Repurchase of common stock	(61,638)	—	(388,979)

Net cash provided by (used in) financing activities	(475,225)	255,896	(1,211)

Increase (decrease) in cash and cash equivalents	45,971	(10,598)	16,008
Cash and cash equivalents, beginning of year	7,979	18,577	2,569

Cash and cash equivalents, end of year	$53,950	$7,979	$18,577

Supplemental Information:
Non-cash transactions:
Change in investments in property and equipment accrued, not paid	$(927)	$(15,785)	$4,705
Divesture and exchange of Appalachian Basin assets	—	—	60,000
Deferred tax benefit exchange of Appalachian Basin assets	—	—	7,400
Cash paid during period for:
Interest	$28,015	$23,858	$16,385
Federal and state income taxes, net payments and refunds	16,635	19,297	41,854
The accompanying notes are an integral part of these consolidated financial statements.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — Summary of Organization and Significant Accounting Policies (Reserve quantities, wells, acreage and working interests included below are unaudited.)
Our Business
We are an independent natural gas and oil producer engaged in the exploration, development, exploitation and acquisition of natural gas and oil reserves in North America. We were founded in December 1985 as a Delaware corporation and completed our initial public offering in September 1996. As of December 31, 2006, our operations were concentrated in four producing regions within the United States: South Texas; the Arkoma Basin of Arkansas and Oklahoma; East Texas; and the Uinta and DJ Basins of the Rocky Mountains.
Our total net proved reserves as of December 31, 2006 were 699 billion cubic feet equivalent, or Bcfe. All of our reserves are estimated on an annual basis by independent petroleum engineers. Approximately 67% of our proved reserves at December 31, 2006, were classified as proved developed. During 2006, we produced 88.2 Bcfe. Production volumes during 2006 were significantly impacted by the sale of substantially all of our Gulf of Mexico assets during the first and second quarters of 2006 and continued curtailments of certain of these offshore fields prior to their sale primarily as a result of infrastructure damage to third party pipelines and processing facilities caused by Hurricanes Katrina and Rita that hit the Louisiana and Texas coasts in August and September 2005.
Recent Events
In November 2005, we announced a strategic plan to restructure the company by pursuing the sale of our Gulf of Mexico assets, shifting our operating focus primarily onshore and repurchasing up to $200 million of our outstanding common stock. On March 31, 2006, we completed the sale of the Texas portion of our Gulf of Mexico assets and on June 1, 2006, we completed the sale of substantially all of our Louisiana Gulf of Mexico assets. The divestiture of these assets had a significant impact on our operating results for the year ended December 31, 2006 and on the comparability of those results to prior years.
On June 12, 2006, we received an unsolicited proposal from JANA Partners LLC, a hedge fund, to acquire our company for $62 per share, subject to due diligence and negotiation of required documentation. According to its public filings, JANA Partners beneficially owned approximately 12.3% of our outstanding common stock as of the date of the proposal. On June 26, 2006, we announced our Board of Directors’ determination that the unsolicited proposal made by JANA Partners was not in the best interest of our shareholders and that Lehman Brothers Inc. had been engaged to assist us in exploring a broad range of strategic alternatives to further enhance shareholder value. In connection with our review of strategic alternatives, Lehman assisted our Board in soliciting third party indications of interest for proposed business combination transactions with Houston Exploration. During the solicitation and review period, forward natural gas prices declined significantly.
On January 7, 2007, we announced the conclusion to the strategic alternatives review process with our entry into an agreement and plan of merger with Forest Oil Corporation. Under the merger agreement, Forest will acquire all of the outstanding shares of Houston Exploration for a combination of cash and Forest common stock.
Under the terms of the merger agreement, our shareholders will receive total consideration equal to 0.84 shares of Forest common stock and $26.25 in cash for each outstanding share of Houston Exploration common stock, or an aggregate of an estimated 23.6 million shares of Forest common stock and cash of $740 million. Based on the closing price of Forest common stock on January 5, 2007, the last trading day prior to announcement of the transaction, this represents $52.47 per share of merger consideration to be received by Houston Exploration shareholders. The actual value of the merger consideration to be received by our shareholders will depend on the average closing price of Forest common stock for the ten trading days ending three calendar days prior to the effective date of the merger, and the amount of cash and stock consideration will be determined by shareholder elections, subject to proration and an equalization formula. It is anticipated that the stock portion of the consideration will be tax free to Houston Exploration shareholders.
The Boards of Directors of Houston Exploration and Forest each unanimously approved the proposed merger. The merger is subject customary terms and conditions, including the approval of both Houston Exploration and Forest shareholders, and is expected to be completed in the second quarter of 2007. Upon completion of the transaction, it is anticipated that Forest shareholders would own approximately 73% of the combined company, and Houston Exploration shareholders would own approximately 27%.
Concurrently with the execution of the merger agreement, funds affiliated with JANA Partners entered into a voting agreement with Forest pursuant to which the JANA funds agreed, during the term of the voting agreement, to vote their shares of our common stock in favor of the merger with Forest and the adoption of the merger agreement and against any transaction that would impede or delay the merger with Forest, and granted to Forest a proxy to vote their shares at any

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
stockholder meeting convened to consider such matters. As of January 7, 2007, the JANA funds beneficially owned approximately 14.7% of our total issued and outstanding shares of our common stock. The voting agreement will terminate in certain instances, including an adverse recommendation change (as defined in the merger agreement) by our Board of Directors or any material amendment to the merger agreement that is adverse to us or our stockholders.
On February 8, 2007, Forest filed a registration statement on Form S-4 with the SEC, including a preliminary joint proxy statement / prospectus with respect to the merger. Also on February 8, 2007, the companies received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act with respect to the proposed transaction.
Principles of Consolidation
Our consolidated financial statements for the periods ended December 31, 2006, 2005 and 2004 include the accounts of Houston Exploration and the accounts of our wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.
Our consolidated financial statements for the period ended December 31, 2004 include our accounts and the accounts of our 100% owned subsidiary, Seneca-Upshur Petroleum, Inc., until June 2, 2004, when we conveyed all of the shares of Seneca-Upshur to KeySpan in connection with an asset exchange transaction. At that time, Seneca-Upshur was our only subsidiary. Seneca-Upshur is a natural gas exploration and production company located in West Virginia.
Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Our most significant financial estimates are based on remaining proved natural gas and oil reserves. Estimates of proved reserves are key components of our depletion rate for natural gas and oil properties and our full cost ceiling test limitation. In addition, estimates are used in computing taxes, preparing accruals of operating costs and production revenues, asset retirement obligations, fair value and effectiveness of derivative instruments and fair value of stock options and the related compensation expense. See Note 12 — Supplemental Information on Natural Gas and Oil Exploration, Development and Production Activities (Unaudited) for more information relating to estimates of proved reserves. Because there are numerous uncertainties inherent in the estimation process, actual results could differ materially from these estimates.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Business Segment Information
The Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise that engage in activities from which it may earn revenues and incur expenses. Separate financial information is available and this information is regularly evaluated by the chief decision maker for the purpose of allocating resources and assessing performance.
Segment reporting is not applicable for us as each of our operating areas has similar economic characteristics and each meets the criteria for aggregation as defined in SFAS 131. All of our operations involve the exploration, development and production of natural gas and oil, and all of our operations are located in the United States. We have a single, company-wide management team that administers all properties as a whole rather than as discrete operating segments. We track only basic operational data by area, and do not maintain comprehensive financial statement information by area. We measure financial performance as a single enterprise and not on an area-by-area basis. Throughout the year, we freely allocate capital resources on a project-by-project basis across our entire asset base to maximize profitability without regard to individual areas or segments.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Revenue Recognition and Gas Imbalances
We use the entitlements method of accounting for the recognition of natural gas and oil revenues. Under this method of accounting, income is recorded based on our net revenue interest in production or nominated deliveries. We recognize and record sales when production is delivered to a specified pipeline point, at which time title and risk of loss are transferred to the purchaser. Our arrangements for the sale of natural gas and oil are evidenced by written contracts with determinable market prices based on published indices. We continually review the creditworthiness of our purchasers in order to reasonably assure the timely collection of our receivables. Historically, we have experienced no material losses on receivables.
We incur production gas volume imbalances in the ordinary course of business. Net deliveries in excess of entitled amounts are recorded as liabilities, and net under-deliveries are reflected as assets. Imbalances are reduced either by subsequent recoupment of over- and under-deliveries or by cash settlement, as required by applicable contracts. Production imbalances are marked-to-market at the end of each month at the lowest of (i) the price in effect at the time of production; (ii) the current market price; or (iii) the contract price, if a contract exists.
At December 31, 2006, we had production imbalances representing assets of $2.8 million and liabilities of $2.4 million. At December 31, 2005, we had production imbalances representing assets of $4.9 million and liabilities of $7.2 million, which included imbalances related to our offshore properties that were sold during the first six months of 2006. Our production imbalances receivable at December 31, 2006 relate primarily to certain South Texas and Arkoma Basin properties and our payables relate primarily to certain Arkoma Basin properties. A significant portion of the Arkoma Basin imbalances were assumed in connection with our initial acquisition of these properties, and due to the inherent long life and comparatively low production rate of the wells, the imbalances will likely require a long period of time to resolve. Production imbalances are included in the line items “other non-current assets” and “other non-current liabilities” on our balance sheet.
Cash and Cash Equivalents
We consider all highly liquid, short-term investments with original maturities of three months or less to be cash and cash equivalents.
Cash Designated for Investment
In connection with the sale of our Gulf of Mexico assets (see Note 10 — Acquisitions and Dispositions), we initially deposited in escrow $323.7 million of the $721.6 million in total net cash proceeds received from the sale of these assets with qualified intermediaries for potential reinvestment in like-kind exchange transactions under Section 1031 of the Internal Revenue Code. This cash was designated for the potential future acquisition of natural gas and oil assets and was invested in interest-bearing accounts with creditworthy financial institutions. During the third quarter of 2006, designated cash of $2.0 million was used to fund qualified investments in natural gas and oil assets, and $7.6 million, representing the remaining proceeds from the sale of the Texas offshore assets, was released from escrow, as the 180-day time period for reinvestment under Section 1031 had expired. In November 2006, the remaining designated cash balance of $314.1 million relating to the sale of the Louisiana offshore assets was released from escrow, as the 180-day time period for reinvestment under Section 1031 had expired. Upon release of cash from escrow, we used $190 million to repay all outstanding borrowings under our bank credit facility and used the balance, or $124 million, for working capital purposes, which included an estimated payment for federal income taxes for the fourth quarter of 2006 of $34 million.
Interest income earned during 2006 on the amounts deposited with qualified intermediaries was approximately $8.7 million. Interest income earned was not designated for potential reinvestment in replacement properties and is included in the line item “other (income) expense” on our statement of operations for the year ended December 31, 2006.
Financial Instruments
The estimated fair value of financial instruments is the amount at which the instrument could be exchanged currently between willing parties. On the balance sheet, we report cash and cash equivalents, accounts receivable and accounts payable at cost or carrying value, which approximates fair value due to the short maturity of these instruments. See Note 2 — Long-term Debt and Notes for fair value of our debt. Our derivative financial instruments are reported on the balance sheet at fair market value. See Note 7 — Derivative Instruments.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Net Income Per Share
Basic net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share assumes the conversion of all potentially dilutive securities and is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding plus all potentially dilutive securities. Diluted net loss per share is computed using the weighted average number of common shares and excludes potentially dilutive common shares outstanding, as their effect is antidilutive. For us, potentially dilutive common shares consist of employee stock options, restricted stock and restricted units.

	Years Ended December 31,
	2006	2005	2004
	(in thousands, except per share data)
Numerator:
Net income	$67,783	$105,169	$162,824

Denominator:
Weighted average shares outstanding	28,543	28,707	29,616
Add potentially dilutive securities: restricted stock/units and options	150	330	316

Total weighted average shares outstanding and dilutive securities	28,693	29,037	29,932

Earnings per share:
Net income per share — basic	$2.37	$3.66	$5.50
Net income per share — diluted	$2.36	$3.62	$5.44
For the years ended December 31, 2006, 2005 and 2004, the calculation of shares outstanding for diluted net income per share does not include the effect of outstanding stock options to purchase 665,720, 459,215 and 755,922 shares, respectively, because the exercise price of these shares was greater than the average market price for the year, which would have an antidulitive effect on net income per share.
Comprehensive Income
Comprehensive income (loss) includes net income and certain items recorded directly to stockholders’ equity and classified as other comprehensive income (loss). The table below summarizes comprehensive income and provides the components of the change in accumulated other comprehensive income for the twelve-month periods ended December 31, 2006, 2005 and 2004, respectively.

	For the Year Ended December 31,
	2006	2005	2004
	(in thousands)
Net income	$67,783	$105,169	$162,824
Other comprehensive income (loss)
Derivative instruments settled and reclassified, net of tax	44,708	171,342	44,054
Unrealized change in fair value of open derivative contracts, net of tax	204,528	(393,051)	(63,953)
Future post retirement benefit obligation, net of tax	(2,249)	—	—

Total other comprehensive income (loss)	246,987	(221,709)	(19,899)

Comprehensive income (loss)	$314,770	$(116,540)	$142,925

Natural Gas and Oil Properties
Full Cost Accounting. We use the full cost method to account for our natural gas and oil properties. Under full cost accounting, all costs directly associated with the acquisition, exploration and development of natural gas and oil reserves are capitalized into a “full cost pool.” These capitalized costs include costs of all unevaluated properties, internal general and administrative costs directly related to our acquisition, exploration and development activities and capitalized interest. We amortize these costs using a unit-of-production method. Under this method, we compute the provision for depreciation, depletion and amortization at the end of each quarter by multiplying our total production for such quarter by a depletion rate. The depletion rate is determined by dividing our total unamortized cost base by our net equivalent proved reserves at the beginning of the quarter. Our total unamortized cost base consists of the following:

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
•	our full cost pool (including assets associated with retirement obligations); plus

•	estimates for future development costs (excluding liabilities associated with retirement obligations); less

•	unevaluated properties and their related costs; less

•	estimates for salvage.
Costs associated with unevaluated properties are excluded from our total unamortized cost base until we have made a determination as to the existence of proved reserves. We review our unevaluated properties at the end of each quarter to determine whether the costs incurred should be reclassified to the full cost pool and, thereby, subject to amortization. Sales and abandonment of natural gas and oil properties being amortized currently are accounted for as adjustments to the full cost pool, with no gain or loss recognized, unless the adjustments would significantly alter the relationship between capitalized costs and proved natural gas and oil reserves. A significant alteration would not ordinarily be expected to occur upon the sale of reserves involving less than 25% of the reserve quantities of a cost center. However, we evaluate each asset sale using both qualitative indicators and quantitative measures to determine whether gain or loss recognition is appropriate.
Under full cost accounting, total capitalized costs (net of accumulated depreciation, depletion and amortization) less related deferred taxes may not exceed an amount equal to the present value of future net revenues from proved reserves, discounted at 10% per annum, plus the lower of cost or fair value of unevaluated properties, plus estimated salvage value, less income tax effects (the “ceiling limitation”). We perform a test of this ceiling limitation at the end of each quarter. If our total capitalized costs (net of accumulated depreciation, depletion and amortization) less related deferred taxes are greater than the ceiling limitation, a writedown or impairment of the full cost pool is required. A writedown of the carrying value of the full cost pool is a non-cash charge that reduces earnings and impacts stockholders’ equity in the period of occurrence and typically results in lower depreciation, depletion and amortization expense in future periods. Once incurred, a writedown is not reversible at a later date.
The ceiling test is calculated using natural gas and oil prices in effect as of the balance sheet date, as adjusted for “basis” or location differentials as of the balance sheet date and held constant over the life of the reserves (“net wellhead prices”). If applicable, these net wellhead prices would be further adjusted to include the effects of any fixed price arrangements for the sale of natural gas and oil. Historically, we have used derivative financial instruments to hedge against the volatility of natural gas prices. If our derivative contracts qualify and if they are designated as cash flow hedges under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” then in accordance with SEC guidelines, we include estimated future cash flows from our hedging program in our ceiling test calculation. Because our derivative contracts ceased to qualify as cash flow hedges during the first quarter of 2006, our ceiling test calculation at December 31, 2006 did not include the future cash flows from our hedging program. In addition, subsequent to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” the future cash outflows associated with settling asset retirement obligations are excluded from the computation of the discounted present value of future net revenues for the purposes of the ceiling test calculation.
In calculating our ceiling test at December 31, 2006, we estimated that, using an average net wellhead price of $4.94 per Mcf, the carrying value of our full cost pool exceeded the ceiling limitation by approximately $582.8 million ($376.5 million net of tax). However, since December 31, 2006 and prior to filing this Annual Report, the market price for natural gas increased such that, using an average net wellhead price of $6.63 per Mcf on February 20, 2007, the carrying value of our full cost pool exceed the ceiling limitation by approximately $19.0 million ($12.3 million net of tax). Accordingly, we recorded a writedown to our natural gas and oil properties and a non-cash charge and reduction to earnings in the fourth quarter of 2006 of $12.3 million, net of tax. In calculating our ceiling test at December 31, 2005 and 2004, we estimated, using wellhead prices of $8.21 per Mcfe and $5.75 per Mcfe, respectively, that we had a full cost ceiling “cushion” at each of the respective balance sheet dates, whereby the carrying value of our full cost pool was less than the ceiling limitation by $329.9 million (net of tax) for 2005 and $399.3 million (net of tax) for 2004. No writedown was required.
Unevaluated Properties. The costs associated with unevaluated properties are not initially included in the amortization base and relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination, together with capitalized interest costs for these projects. Unevaluated leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination has been made or upon expiration of a lease. Costs of seismic data are allocated to various unproved leaseholds and transferred to the amortization base with the associated leasehold costs on a specific project basis. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not proved reserves can be

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
assigned to the property. Costs of dry holes are transferred to the amortization base immediately upon determination that the well is unsuccessful.
We assess all items classified as unevaluated property on a quarterly basis for possible impairment or reduction in value. We assess our properties on an individual basis or as a group if properties are individually insignificant. Our assessment includes consideration of the following factors, among others: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization.
Of the $28.3 million of unevaluated property costs at December 31, 2006 that have been excluded from the amortization base, $11.1 million were incurred during 2006, $12.0 million were incurred in 2005, $4.7 million were incurred in 2004 and $0.5 million were incurred in years prior to 2004. Of the $107.1 million of unevaluated property costs at December 31, 2005 that have been excluded from the amortization base, $37.9 million were incurred during 2005, $18.3 million were incurred in 2004, $30.5 million were incurred in 2003 and $20.4 million were incurred prior to 2003. We estimate that substantially all of our costs classified as unproved as of the balance sheet date will be evaluated and transferred within a four-year period.
Asset Retirement Obligations
For us, asset retirement obligations (“ARO”) represent the future abandonment costs of tangible assets such as platforms, wells, service assets, pipelines, and other facilities. SFAS 143, “Accounting for Asset Retirement Obligations,” requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the corresponding cost be capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, an adjustment is made to the full cost pool, with no gain or loss recognized, unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves. We carry ARO assets on the balance sheet as part of our full cost pool, and include these ARO assets in our amortization base for purposes of calculating depreciation, depletion and amortization expense. For purposes of calculating the ceiling test, the future cash outflows associated with settling the ARO liability are excluded from the computation of the discounted present value of estimated future net revenues.
The following table describes changes in our asset retirement liability during each of the years ended December 31, 2006 and 2005. The ARO liability in the table below includes amounts classified as both current and long-term at December 31st.

	Years Ended December 31,
	2006	2005
	(in thousands)
ARO liability at January 1,	$119,671	$91,746
Accretion expense	3,373	5,278
Liabilities incurred from drilling	7,656	7,520
Liabilities incurred — assets acquired	1,312	5,783
Liabilities settled — assets sold	(88,375)	(32)
Liabilities settled — assets abandoned	—	(971)
Changes in estimates	29,145	10,347

ARO liability at December 31,	$72,782	$119,671

Other Property and Equipment
Other property and equipment includes the costs of various gathering facilities that are depreciated using the unit-of-production basis utilizing estimated proved reserves attributable to the facilities. Also included in other property and equipment are costs of office furniture, fixtures and computer equipment and other office equipment which are recorded at cost and depreciated using the straight-line method over estimated useful lives ranging from two to five years.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Inventories
Inventories consist primarily of tubular goods used in our operations and are stated at the lower of the specific cost of each inventory item or market value.
Income Taxes
We determine deferred taxes based on the estimated future tax effect of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws as of the balance sheet dates. These differences relate primarily to
•	intangible drilling and development costs associated with natural gas and oil properties, which are capitalized and amortized for financial reporting purposes and expensed as incurred for tax reporting purposes; and

•	provisions for depreciation and amortization for financial reporting purposes that differ from those used for income tax reporting purposes.
General and Administrative Costs and Expenses
Under the full cost method of accounting, we capitalize only those internal general and administrative costs that are directly associated with our acquisition, exploration and development activities, such as salaries, benefits and incentive compensation for geological and geophysical employees and other specifically identifiable non-payroll costs. These capitalized general and administrative costs do not include costs related to production operations, general corporate overhead or other activities not directly attributable to our acquisition, exploration and development efforts. We capitalized general and administrative costs directly related to our acquisition, exploration and development activities, during 2006, 2005 and 2004 of $20.2 million, $16.9 million and $14.8 million, respectively.
We receive reimbursement for administrative and overhead expenses incurred on behalf of other working interest owners on properties we operate. These reimbursements totaling $2.2 million, $2.1 million and $2.2 million for the years ended December 31, 2006, 2005 and 2004, respectively, were allocated as reductions to general and administrative expenses incurred. Generally, we do not receive any excess of reimbursements or fees over the costs incurred; however, if we did, we would credit the excess to the full cost pool to be recognized through lower cost amortization as production occurs.
Capitalization of Interest
We capitalize interest only on investments in unevaluated properties and projects for which exploration or development activity is in progress. Interest is capitalized during the period of time that these properties and projects are classified as unevaluated properties and not subject to depreciation, depletion and amortization. See Note 1 — Summary of Organization and Significant Accounting Policies — Natural Gas and Oil Properties — Unevaluated Properties for a discussion of unevaluated properties and our assessment process. For the years ended December 31, 2006, 2005 and 2004, we capitalized interest costs of $4.4 million, $8.8 million and $8.4 million, respectively.
Concentration of Credit Risk
Substantially all of our accounts receivable result from natural gas and oil sales or joint interest billings to third parties in the oil and gas industry. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically, we have not experienced credit losses on these receivables. Based on the current demand for natural gas and oil, we do not expect that termination of sales to any of our current purchasers would have a material adverse effect on our ability to find replacement purchasers and to sell our production at favorable market prices.
Further, our derivative instruments also expose us to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. We believe that our credit risk related to the natural gas derivative contracts is no greater than the risk associated with the primary contracts and that the elimination of price risk through our hedging activities reduces volatility in our reported results of operations, financial position and cash flows from period to period and lowers our overall business risk; however, as a result of these same hedging activities, we may be exposed to greater credit risk in the future.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Derivative Instruments and Hedging Activities
We account for derivative instruments utilizing SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. To achieve more predictable cash flows and to reduce our exposure to downward price fluctuations, we have historically utilized derivative instruments to hedge future sales prices on a significant portion of our natural gas production. Our derivative instruments are not held for trading purposes. Our hedging policy allows us to implement a wide variety of hedging strategies, including swaps, collars and options. We generally execute derivative contracts with significant, creditworthy financial institutions. Although our hedging program is intended to protect a portion of our cash flows from downward price movements, certain hedging strategies, specifically the use of swaps and collars, may also limit our ability to realize the full benefit of future price increases, as in recent years. In addition, because our derivative instruments are typically indexed to the New York Mercantile Exchange (“NYMEX”) price, as opposed to the index price where the gas is actually sold, our hedging strategy may not fully protect our cash flows when there are significant price differentials between the NYMEX price and index price at the point of sale.
Historically, all of our derivative contracts qualified for hedge accounting at inception of the contract and were designated as cash flow hedges. Under hedge accounting, derivative contracts designated as cash flow hedges are recorded on the balance sheet as either an asset or liability at fair market value, and changes in fair market value (representing unrealized gains or losses) are deferred in accumulated other comprehensive income. Gains and losses are reclassified from accumulated other comprehensive income to the income statement as a component of natural gas and oil revenues in the period when sale of the related production occurs. The portion of the derivative instrument that is ineffective as a hedge, if any, is recorded directly to the income statement and is included as a component of natural gas and oil revenues. For us, ineffectiveness typically results from changes at the end of the current period in the price differentials between the index price of the derivative contract, which typically is a NYMEX price, and the index price for the point of sale for the cash flow that is being hedged.
Under SFAS 133, we are required to assess the effectiveness of all our derivative contracts at inception and at least every three months. If our derivative contracts cease to be effective as cash flow hedges, they would no longer qualify for hedge accounting and mark-to-market accounting would then be utilized. Gains or losses deferred in accumulated other comprehensive income are fixed at the time they cease to qualify for hedge accounting and remain deferred in accumulated other comprehensive income until the related production occurs, at which time these gains or losses are reclassified to income. Subsequent changes in the fair market value of the derivative contracts (representing unrealized gains or losses) are recognized in income as a component of natural gas and oil revenues.
During the fourth quarter of 2005, the portion of our hedged production allocated to the Houston Ship Channel index failed to qualify for hedge accounting due to a loss of correlation with the NYMEX price caused primarily by the impact of Hurricanes Katrina and Rita. During the first quarter of 2006, the portion of our hedged production allocated to the Arkoma index failed to qualify for hedge accounting due to a loss of correlation with the NYMEX price caused in part by the residual effects of the hurricanes, as well as an increase in the natural gas supply in the mid-continent region primarily associated with mild winter and pipeline expansions in the region. Finally, in February 2006 in connection with our entry into a definitive purchase and sale agreement to sell the Texas portion of our Gulf of Mexico assets (see Note 10 — Acquisitions and Dispositions — Sale of Texas Gulf of Mexico Assets), the remaining portion of our open derivative contracts ceased to qualify for hedge accounting. As a result, subsequent to February 2006, mark-to-market accounting applies to all of our open derivative contracts, and changes in the fair market value of these open contracts are recognized in income as either a gain or loss and included as a component of natural gas and oil revenues.
At December 31, 2006, an unrealized loss of $18.5 million, net of tax, remains deferred in accumulated other comprehensive income. This loss represents the fixed value of our remaining open derivative contracts deferred in accumulated other comprehensive income at the time they ceased to qualify for hedge accounting. All of these deferred losses will be reclassified and recognized in future earnings at the time when sale of the related natural gas production occurs. Over the next 12-month period, we expect to reclassify from accumulated other comprehensive income to earnings a net loss of $11.1 million, net of tax, leaving $7.4 million to be recognized thereafter. At December 31, 2006, our open derivative contracts extended through each of the twelve months of 2007 and 2008. See Note 7 — Derivatives Instruments for additional disclosures.
We enter into a substantial portion of our derivative contracts with counterparties who are participant banks in our bank credit facility. Under our arrangements with these banks, we generally have no margin obligation so long as the counterparty remains in our bank group or is otherwise secured at an equal rate with our bank group. As to other counterparties, with one exception, we have no margin obligation so long as we satisfy certain credit rating thresholds with

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
prescribed rating agencies. In one instance we have a margin exposure threshold, above which we must provide the counterparty margin to secure our hedge obligations. At December 31, 2006 and 2005, we did not have any letters of credit issued to secure performance for our open derivative contracts.
Accounting for Stock Options
On January 1, 2003, we adopted the fair value expense recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock—Based Compensation — Transition and Disclosure” using the “prospective method” as defined by SFAS 148. Accordingly, we recognized compensation expense for all stock options granted subsequent to January 1, 2003. On January 1, 2006, we adopted SFAS 123(R), “Share-Based Payment” using the “modified prospective method” as defined by SFAS 123 (R). Accordingly, we now recognize compensation expense for all stock options, including the unvested portion of all grants made prior to our initial adoption of SFAS 123 on January 1, 2003. Prior period amounts have not been restated. During 2006, we recognized additional stock compensation expense for grants made prior to our initial adoption of SFAS 123, not vested as of January 1, 2006, of $1.4 million ($0.9 million net of tax). Based on current estimates, we expect to recognize additional expense of $0.7 million ($0.4 million net of tax) related to these option grants during 2007. See Note 4 — Employee Benefit and Stock Compensation Plans — Stock Compensation Expense for additional disclosure relating to our stock plans and related stock compensation expense.
Accounting for Postretirement Benefits
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS 158 amends SFAS 87, “Employers’ Accounting for Pensions,” SFAS 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” On December 31, 2006, we adopted the recognition and disclosure provisions of SFAS 158. SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability on its balance sheet and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. In addition, SFAS 158 requires employers to measure the funded status of a plan as of the date of its year-end balance sheet, which for us is December 31st and to provide additional disclosures. The effect of adopting SFAS 158 has been included in our accompanying consolidated financial statements.
The table below summarizes the effect of adopting SFAS 158 on our consolidated balance sheet as of December 31, 2006 and the recognition of (i) our total unfunded benefit obligation of $5.1 million at December 31, 2006 as a liability; and (ii) prior service costs and net actuarial losses of $3.5 million ($2.2 million net of tax) as a component of accumulated other comprehensive income. See Note 4 — Employee Benefit and Stock Compensation Plans — Supplemental Executive Retirement Plan for additional disclosures.

	Before	Adjustment	After
	Adopting	to adopt	Adopting
	SFAS 158	SFAS 158	SFAS 158
	(in thousands)

Assets:
Other current assets — current tax benefit	$—	$36	$36

Total assets	—	36	36

Liabilities:
Accounts payable and accrued liabilities	1,596	(1,496)	100
Other non-current liabilities	—	5,016	5,016
Deferred tax liability (benefit)	—	(1,235)	(1,235)

Total liabilities	1,596	2,285	3,881

Stockholders’ equity:
Accumulated other comprehensive income (loss)	—	(2,249)	(2,249)

Total stockholders’ equity	$—	$(2,249)	$(2,249)
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures regarding fair value measurements. SFAS 157 does not add any new fair value measurements, but it does change current practice and is intended to increase consistency

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and comparability in such measurement. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. Any amounts recognized upon adoption as a cumulative effect adjustment will be recorded to the opening balance of retained earnings in the year of adoption. We are currently evaluating the impact of adopting SFAS 157 on our financial statements and assessing early adoption which is permitted and would occur as of the first quarter of fiscal 2007, or in our case, January 1, 2007.
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is more than 50 percent likely to be recognized upon ultimate settlement with the taxing authority, is recorded. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Consistent with the requirements of FIN 48, we adopted FIN 48 on January 1, 2007. We are currently evaluating the impact of adopting FIN 48 and do not expect the interpretation will have a material impact on our results of operations or financial position.
NOTE 2 — Long-Term Debt and Notes

	As of December 31,
	2006	2005
	(in thousands)

Senior Debt:
Revolving bank credit facility, due November 30, 2010	$—	$422,000
Subordinated Debt:
7% senior subordinated notes, due June 15, 2013	175,000	175,000

Total long-term debt and notes	$175,000	$597,000

The carrying amount of borrowings outstanding under the revolving bank credit facility approximates fair value as the interest rates are tied to current market rates. At December 31, 2006, the quoted market value of our $175 million of 7% senior subordinated notes was 98.5% of the $175 million carrying value or $172.4 million. At December 31, 2005, the quoted market value of our $175 million of 7% senior subordinated notes was 95.4% of the $175 million carrying value or $167 million. At December 31, 2006, principal payments due over the next five-year period and thereafter are as follows:

						After
	2007	2008	2009	2010	2011	2012
	(in thousands)
Revolving bank credit facility	$—	$—	$—	$—	$—	$—
7% senior Subordinated Notes	—	—	—	—	—	175,000

Total maturities	$—	$—	$—	$—	$—	$175,000

Revolving Credit Facility
We maintain a revolving credit facility with a syndicate of lenders led by Wachovia Bank, National Association, as issuing bank and administrative agent, The Bank of Nova Scotia and Bank of America as co-syndication agents and BNP Paribas and Comerica Bank as co-documentation agents. The facility provides us with a commitment of $750 million, which may be increased at our request and with prior approval from the required lenders to a maximum of $850 million. Amounts available for borrowing under the credit facility are limited to a borrowing base that is redetermined semi-annually on April 1st and October 1st. Up to $60 million of our borrowing base is available for the issuance of letters of credit. As of December 31, 2006, our borrowing base was $500 million. We expect our current $500 million borrowing base to remain in effect until the next scheduled semi-annual redetermination on April 1, 2007. Outstanding borrowings under the revolving credit facility are secured by substantially all of our natural gas and oil assets as well as certain other assets and rank senior in right of payment to our $175 million of 7% senior subordinated notes. The facility matures on November 30, 2010. At December 31, 2006, we had no outstanding borrowings under the credit facility and $0.3 million in outstanding letter of credit obligations. Although we had no outstanding indebtedness under our bank credit facility as of December 31,

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2006 or as of the date of this Annual Report, consummation of the pending merger will require the refinancing or repayment of any outstanding indebtedness thereunder.
Interest is payable on borrowings under our revolving credit facility as follows:
•	on base rate loans, at a fluctuating rate, or base rate, equal to the sum of (a) the greater of the Federal funds rate plus 0.5% or Wachovia’s prime rate plus (b) a variable margin between 0.00% and 0.50%, depending on the amount of borrowings outstanding under the credit facility, or

•	on fixed rate loans, a fixed rate equal to the sum of (a) a quoted LIBOR rate divided by one minus the average maximum rate during the interest period set for certain reserves of member banks of the Federal Reserve System in Dallas, Texas, plus (b) a variable margin between 1.00% and 1.75%, depending on the amount of borrowings outstanding under the credit facility.
Interest is payable on base-rate loans on the last day of each calendar quarter. Interest on fixed-rate loans is generally payable at maturity or at least every 90 days if the term of the loan exceeds three months. In addition to interest, we must pay a quarterly commitment fee of between 0.30% and 0.50% per annum on the unused portion of the borrowing base.
Our revolving credit facility contains customary financial and other covenants that place restrictions and limits on, among other things, the incurrence of debt, guarantees, liens, leases and certain investments. The credit facility also restricts and limits our ability to pay cash dividends, purchase or redeem our stock, and sell or encumber our assets. Financial covenants require us to, among other things:
•	maintain a ratio of earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) to cash interest payments of at least 3.00 to 1.00;

•	maintain a ratio of total debt to EBITDA of not more than 3.50 to 1.00; and

•	hedge no more than 85% of our projected production during any calendar year.
At December 31, 2006 and 2005, we were in compliance with all covenants.
Senior Subordinated Notes
On June 10, 2003, we issued $175 million of 7% senior subordinated notes due June 15, 2013. The notes bear interest at a rate of 7% per annum with interest payable semi-annually on June 15 and December 15. We may redeem the notes at our option, in whole or in part, at any time on or after June 15, 2008, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, plus a specified premium that decreases yearly from 3.5% in 2008 to 0% in 2011 and thereafter. The notes are general unsecured obligations and rank subordinate in right of payment to all of our existing and future senior debt, including the revolving bank credit facility, and will rank senior or equal in right of payment to all of our existing and future subordinated indebtedness.
The indenture governing the notes contains covenants that, among other things, restrict or limit:
•	incurrence of additional indebtedness and issuance of preferred stock;

•	repayment of certain other indebtedness;

•	payment of dividends or certain other distributions;

•	investments and repurchases of equity;

•	use of the proceeds of assets sales;

•	transactions with affiliates;

•	creation, incurrence or assumption of liens;

•	merger or consolidation and sales or other dispositions of all or substantially all of our assets;

•	entering into agreements that restrict the ability of our subsidiary to make certain distributions or payments; or

•	guarantees by our subsidiary of certain indebtedness.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In addition, upon the occurrence of a change of control (as defined in the indenture and including the pending merger with Forest), the obligor or successor obligor on the notes will be required to offer to purchase the notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest and liquidated damages, if any.
NOTE 3 — Stockholders’ Equity
Stock Repurchase Program
On November 4, 2005, and in conjunction with the divestiture of all of our Gulf of Mexico assets, our Board of Directors approved discretionary repurchases from time to time over twelve months of up to $200 million in company stock. In May 2006, we initiated our share repurchases, and during May and June 2006, we repurchased a total of 1,176,500 shares, or approximately 4% of our outstanding common stock, in the open market at a weighted average price of $52.39 per share for a total cost of approximately $61.6 million. All repurchases were paid for in cash and funded with cash on hand or borrowings under our revolving credit facility. All repurchased shares were retired.
Stockholder Rights Plan
In August 2004, we adopted a stockholder rights plan designed to assure that our stockholders receive fair and equal treatment in the event of an unsolicited attempt to takeover our company and to protect against abusive or coercive takeover tactics that are not in the best interest of our company or its stockholders. On May 2, 2005, the Board of Directors approved an amendment to the rights agreement to increase the acquisition threshold of an acquiring party from 10% to 15%. The rights under the plan expire on August 12, 2014, unless redeemed earlier by our Board of Directors. The Board of Directors can redeem the rights at a price of $.01 per right at any time before the rights become exercisable, and thereafter only in limited circumstances. On January 7, 2007, in connection with the merger agreement with Forest, we amended the rights agreement to render the rights agreement inapplicable to (i) the approval, execution, delivery, adoption and performance of the merger agreement with Forest and the voting agreement among Forest and certain affiliates of JANA Partners LLC, (ii) the consummation of the pending merger or the other transactions contemplated by the merger agreement and (iii) the announcement of the merger, the merger agreement and the voting agreement. See Note 11 — Subsequent Events — Pending Merger with Forest Oil Corporation.
Increase in Number of Shares Outstanding
In April 2005, our Board of Directors received shareholder approval to increase the number of shares we are authorized to issue to up to 105,000,000 shares of stock, including up to 100,000,000 shares of common stock and up to 5,000,000 shares of preferred stock.
KeySpan’s Divesture of Our Common Stock
Through a series of three separate transactions, the first in February 2003 and the last in November 2004, KeySpan completely divested of its investment in the common stock of our company. The three transactions are as follows:
Issuance of 3,000,000 Shares to the Public and Concurrent Repurchase of 3,000,000 Shares from KeySpan. In connection with our initial public offering in September 1996, we entered into a registration rights agreement with KeySpan pursuant to which we were obligated, at KeySpan’s election, to facilitate KeySpan’s sale of its shares of our stock by registering the shares under the Securities Act of 1933 and assisting in KeySpan’s selling efforts. During February of 2003, KeySpan notified us of its desire to sell 3,000,000 shares of their Houston Exploration stock. To accomplish the transaction, we sold 3,000,000 newly issued shares of our stock in a public offering under our shelf registration statement for net proceeds of $26.40 per share, or an aggregate $79.2 million, and simultaneously bought a like number of KeySpan’s shares of our stock for the same price per share. We cancelled the 3,000,000 shares acquired from KeySpan immediately following the repurchase. KeySpan reimbursed us for all costs and expenses, and the transaction had no impact on our capitalization. The transaction was evidenced in a stock purchase agreement, dated February 26, 2003. As a result of the transactions, KeySpan’s interest in our outstanding shares decreased from 66% to 55%.
KeySpan Exchange and Offering. On June 2, 2004, we completed an asset exchange transaction with KeySpan pursuant to which we redeemed and cancelled 10,800,000 shares of our common stock owned by KeySpan in exchange for all the stock of Seneca-Upshur Petroleum, Inc., our wholly-owned subsidiary, to which we contributed all of our Appalachian Basin assets, valued at $60 million, and $389 million in cash, for a total exchange value of $449 million. This transaction is referred to as the “KeySpan Exchange.” The KeySpan Exchange was intended to qualify as a tax-free exchange under Section 355(a) of the Internal Revenue Code.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
To fund the cash portion of the exchange, on June 2, 2004, we sold 6,200,000 shares of our common stock in a registered public offering at $48.00 per share, (the “Offering”), and contributed to Seneca-Upshur substantially all of the net proceeds from the Offering (approximately $282 million), together with an additional $107 million of proceeds from bank borrowings. We then conveyed to KeySpan all of the shares of Seneca-Upshur in exchange for 10,800,000 shares of our common stock owned by KeySpan.
On June 23, 2004, the underwriters of our Offering exercised a portion of their over-allotment option and we sold an additional 620,000 shares of common stock at $48.00 per share for net proceeds of $28.6 million. The proceeds from the over-allotment were used to reduce bank borrowings.
Our redemption and cancellation of the 10,800,000 shares received from KeySpan and our issuance of 6,820,000 new shares resulted in a net 3,980,000 decrease in the outstanding shares of our common stock, and thereby reduced KeySpan’s ownership from approximately 54% to 24%. As a result of the KeySpan Exchange and Offering, our bank borrowings increased by a net $79 million and we incurred approximately $5.1 million in compensation and other expenses related to special bonuses awarded to executives and key employees who assisted in structuring and consummating the transactions. As a result of the reduction in ownership, KeySpan agreed to reduce its representation on our Board of Directors from five to two directors. Our Chief Executive Officer, William G. Hargett, was elected Chairman of the Board, replacing Robert B. Catell, Chairman and Chief Executive Officer of KeySpan, who remains on the Board.
KeySpan Secondary Offering. On November 24, 2004, KeySpan completed a secondary public offering of its remaining 6,580,392 shares of our common stock at $56.25 per share. All shares were offered by KeySpan under our shelf registration statement filed with the Securities and Exchange Commission on March 16, 2004. We did not receive any proceeds from the sale of these shares in the offering. Subsequent to the offering, KeySpan no longer held any common stock of our company.
NOTE 4 — Employee Benefit and Stock Compensation Plans
401(k) Plan
We maintain a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code for our employees. All employees are eligible to participate in the plan upon reaching 21 years of age and completing one month of service. Participants may elect to have us contribute on their behalf up to 12.5% of their total compensation (subject to limitations imposed under the Internal Revenue Code) on a before tax basis. We make a matching contribution of $1.00 for each $1.00 of employee deferral, subject to limitations imposed by the 401(k) plan and the Internal Revenue Code. The amounts contributed under the 401(k) plan are held in a trust and invested at the direction of each participant among various investment funds. An employee’s salary deferral contributions to the 401(k) plan are 100% vested. Our matching contributions vest at the rate of 20% per year of service. Participants are entitled to distribution of their vested account balances upon termination of employment. We made contributions to the 401(k) plan of $1.6 million, $1.4 million and $1.2 million, respectively, for the years ended December 31, 2006, 2005 and 2004. On January 7, 2007 and in connection with our entry into the merger agreement with Forest (see Note 11— Subsequent Events — Pending Merger with Forest Oil Corporation), the 401(k) plan was amended to provide for the full vesting of all plan account balances at the effective time of the pending merger with respect to plan participants who are employed by Houston Exploration immediately prior to the effective time of the merger.
Deferred Compensation Plan
We maintain a deferred compensation plan for the benefit of our employees. We have two such plans which are substantially identical, except for differences attributable to the American Jobs Creation Act of 2004, covering two separate time periods. On July 25, 2006, we amended the 2002 deferred compensation plan to prohibit deferrals or contributions to the plan after December 31, 2004 and to transfer to the 2005 deferred compensation plan all amounts not vested as of December 31, 2004, effectively grandfathering within the 2002 plan all participant deferrals and company matching contributions that were vested as of December 31, 2004, as well as the earnings and losses on those amounts. On July 25, 2006, we also adopted the 2005 deferred compensation plan, which covers all participant deferrals and Company matching contributions from and after January 1, 2005, as well as any contributions made prior to such date that were not vested as of December 31, 2004, and the earnings or losses on such amounts.
Each deferred compensation plan is a non-qualified plan and is intended to supplement our 401(k) plan by allowing highly compensated employees to save on a tax deferred basis a portion of their eligible compensation subject to limitations imposed by the plan. Under the terms of the plan, employees who have made the maximum allowable contribution to their

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
401(k) accounts for any year may elect to defer an additional portion of their compensation into the deferred compensation plan. We match 100% of each employee’s deferral up to an aggregate contribution of 12.5% under both the 401(k) plan and the deferred compensation plan. During 2006, 2005 and 2004, we made matching contributions totaling $1.5 million, $1.2 million and $0.7 million, respectively, to the deferred compensation plan. Employer contributions vest 20% per year and become fully vested after a five-year period. We make contributions to a grantor trust to fund plan benefits, but the assets of the trust are subject to the claims of our general creditors. Assets of the grantor trust are invested, at the direction of the employee, in various investment funds. Income on trust assets is treated as our income. Participants are entitled to a benefit attributable to their deferrals and the vested portion of our matching contributions at predetermined future dates or upon termination of their employment.
At December 31, 2006 and 2005, the fair market value of the assets held in the trust was $9.7 million and $8.5 million, respectively. These balances are carried on our balance sheet as a non-current asset together with a corresponding non-current liability for the same amount and are located in the line items “Other Non-Current Assets” and “Other Non-Current Liabilities.” Vesting under the deferred compensation plan follows vesting under our 401(k) plan; therefore, all plan account balances will become fully vested at the effective time of the merger with Forest (see Note 11— Subsequent Events — Pending Merger with Forest Oil Corporation) with respect to plan participants who are employed by Houston Exploration immediately prior to the effective time of the merger.
Deferred Compensation Plan for Non-Employee Directors
We maintain a deferred compensation plan for non-employee, non-affiliated directors. We have two such plans which are substantially identical, except for differences attributable to the American Jobs Creation Act of 2004, covering two separate time periods. On April 26, 2005, we amended the 1997 director deferred compensation plan to prohibit deferrals under the plan after December 31, 2004, effectively grandfathering within the 1997 director plan all participant deferrals and company matching contributions that were vested as of December 31, 2004, as well as the earnings and losses on those amounts. On April 26, 2005, we also adopted the post-2004 director deferred compensation plan, which covers all participant deferrals from and after January 1, 2005 and the earnings or losses on such amounts.
Each director deferred compensation plan is a non-tax qualified plan designed to allow members of our Board of Directors who are not employees to defer retainer and/or meetings fees on a pre-tax basis, to be credited with interest or deemed invested in phantom stock rights that are tied to the market price of our common stock on the date services are performed. The term “phantom stock rights” refers to units of value that track the performance of our company’s common stock. These units are not convertible to stock and do not possess any voting rights. Phantom stock rights are exchanged for a cash distribution upon retirement from our Board of Directors. Deferred fees under the plans totaled $0.9 million at December 31, 2006 and 2005.
Employee Annual Incentive Compensation Plan
We maintain an annual incentive compensation plan that provides an annual incentive bonus to all full-time employees if certain performance goals are met during the year. The plan is administered by our Chief Executive Officer on behalf of our Board of Directors and the Compensation Committee. Annual objectives and incentive opportunity levels are established and approved by the Compensation Committee. Incentive awards are earned based on our actual performance in relation to pre-established objectives and on an assessment of individual contribution during the year. We incurred incentive compensation costs under this plan of approximately $4.6 million, $5.0 million and $6.2 million in 2006, 2005 and 2004.
Retention Bonus Plan
In July 2005, we adopted a retention bonus plan designed to retain key non-executive employees, primarily involved in the operations of our business. Under the terms of the plan, participants were awarded a bonus equal to one year’s base salary, with 50% payable in cash and 50% payable in restricted stock of the company. Participants earn their bonus over a 36 month period, with the first installment of cash and stock delivered January 26, 2007, or 18 months after implementing the plan, and the final installment is due to participants employed with us on July 26, 2008. The number of shares of restricted stock to be issued was determined by dividing 50% of the employee’s base salary by the closing price of our shares on July 26, 2005 which was equal to $58.88. At December 31, 2006 and 2005, an aggregate of 41,882 and 52,501 restricted units, respectively, were outstanding under the plan. For the years ended December 31, 2006 and 2005, we incurred total costs of approximately $2,8 million and $1.3 million, respectively in compensation expense under the plan. Benefits under the plan are forfeited if a participant’s employment with our company is terminated before the payment date. On January 26, 2007,

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the first payment under this plan was made. We issued 12,295 shares of common stock at $52.35 per share, or $0.6 million, in exchange for the vested restricted stock units under this plan and made cash payments totaling $1.2 million.
Immediately prior to the effective time of the merger with Forest, each restricted stock unit outstanding under the retention bonus plan will be fully vested. Shares of our common stock will be issued in exchange for the restricted stock unit, and these shares will be treated at the effective time of the merger the same as, and will have the same rights and be subject to the same conditions as, other shares of our common stock. Participants in this plan that continue to remain employed with Forest after completion of the merger will receive the second portion of their cash payment on July 26, 2008.
Supplemental Executive Retirement Plans
Effective January 1, 2006, we adopted a new Supplemental Executive Retirement Plan (“SERP”) to provide retirement benefits to certain management level or other highly compensated employees. The SERP is an unfunded, non-tax qualified defined benefit pension plan. Initial participation in the SERP is currently limited to all our executive officers. Participants in the SERP will be entitled to a monthly retirement benefit payable for life. The annual amount of this retirement benefit is equal to 2.5% times final average compensation times years of service with the company (not to exceed 20 years), reduced by an annuity (“offset”) based on a hypothetical account that is credited with 6% of the participant’s annual base salary and bonus paid each year and investment returns as defined in the Plan. Participants are fully vested in their benefits after five years of plan participation or age 65, whichever is earlier. If a vested participant retires prior to age 65, then the monthly retirement benefit as described above (before reduction for the offset) will be reduced by 5% for each year that retirement precedes age 65. In the event a participant is terminated for cause before becoming vested in his or her benefits, all benefits under the SERP will be forfeited. In general, benefits will be paid when the participant retires from the company or beginning at age 65. However, in the event of a change of control (as defined in the plan and including the pending merger with Forest), the benefit will be paid as a lump-sum if a participant’s employment is terminated by us without cause or the participant resigns for good reason within two years following a change of control. All benefits become fully vested upon a change of control whether or not a participant’s employment is terminated.
On January 7, 2007 and in connection with our entry into the merger agreement with Forest, the SERP was amended to eliminate provisions relating to the appointment of an independent plan administrator. Assuming the termination of employment of each of our executive officers as of June 30, 2007 following the merger with Forest, the total lump sum that would be payable under the SERP is estimated at approximately $3.2 million. Pursuant to the terms of the merger agreement, Forest will assume this payment obligation under our SERP as of the effective time of the merger.
The assumptions and disclosures included herewith relating to our postretirement benefit plan do not include the effect of the pending merger with Forest, as the merger agreement was entered into subsequent to December 31, 2006. We use a December 31st measurement date for our benefit obligations. The weighted average assumptions used to determine our benefit obligations at December 31, 2006 were (i) a discount rate of 5.75%, and (ii) a rate of 5.00% for increases in compensation. Our SERP was adopted effective January 1, 2006, and activity during 2006 was as follows:

2006
(in thousands)
Change in Benefit Obligation:
Benefit obligation at January 1, 2006	$4,013
Service cost	572
Interest cost	249
Actuarial (gain) loss	382
Benefits paid	(100)

Benefit obligation at December 31, 2006	$5,116

Change in Plan Assets:
Fair value of plan assets at January 1, 2006	$—
Actual return on plan assets	—
Employer contributions	100
Benefits paid	(100)

Fair value of plan assets at December 31, 2006	$—

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of Funded Status:

Funded (unfunded) status of plan at December 31, 2006	$(5,116)
Unrecognized actuarial (gain) loss	—
Unrecognized prior service cost	—
Unrecognized transition cost	—

Accrued asset (liability) recognized at December 31, 2006	$(5,116)

Accumulated Benefit Obligation at December 31, 2006:	$3,709

The following table provides certain information related to our unfunded SERP which has an accumulated benefit obligation in excess of plan assets at December 31, 2006:

2006
(in thousands)

Projected benefit obligation	$5,116
Accumulated benefit obligation	3,709
Fair value of plan assets	—
The weighted average assumptions used to determine our net periodic benefit cost for the year ended December 31, 2006 were (i) a discount rate of 5.50%; and (ii) a rate of 4.00% for increases in compensation. The components of net periodic benefit cost at December 31, 2006 were as follows:

2006
(in thousands)
Net Periodic Benefit Cost:

Service cost	$572
Interest cost	250
Amortization of prior service cost	316
Recognized net actuarial (gain) loss	8

Net periodic benefit cost	1,146
Curtailment and settlement expense	—
Special termination benefit expense	—

Total expense	$1,146

In connection with our adoption of SFAS 158, the following table summarizes amounts recognized as a component of accumulated other comprehensive income during 2006. These amounts were not previously recognized as a component of our net periodic benefit cost and will be amortized to expense during future periods. During 2007, we estimate that $0.3 million ($0.2 million net of tax) will be amortized from accumulated other comprehensive income into net periodic benefit cost.

2006
(in thousands)
Net actuarial losses	$599
Prior service costs	2,920

3,520
Tax expense (benefit)	(1,271)

Benefit obligation, net of tax	$2,249

As of December 31, 2006, expected contributions during 2007 are estimated at $0.1 million. Estimated future benefit payments over the next 10 years are as follows (in thousands):

2007	$100
2008	98
2009	142
2010	162
2011	159
2012 through 2016	$2,455

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock Compensation Plans
Stock Plans. We have four stock incentive plans (together, our “Stock Plans”): (i) the 1996 Stock Option Plan, which was adopted at the completion of our initial public offering in September 1996, and amended and approved by our stockholders in 1997; (ii) the 1999 Non-Qualified Stock Option Plan adopted by our Board of Directors in October 1999; (iii) the 2002 Long-Term Incentive Plan adopted in January 2002, approved by our stockholders in May 2002 and amended by our Board in October 2003; and (iv) the 2004 Long-Term Incentive Plan, approved by our stockholders in June 2004 and amended and restated by our Board in January 2006. All our employees, directors, consultants and advisors are eligible to participate in our Stock Plans, except that executive officers are not eligible to participate in the 1999 plan. The 1996, 2002 and 2004 plans allow for the granting of both incentive stock options and non-qualified stock options, and the 2002 and 2004 plans allow for the granting of restricted stock. Upon shareholder approval of the 2004 plan, all remaining options available for grant under the 2002, 1999 and 1996 plans were cancelled, and 1,500,000 shares were authorized for awards under the 2004 plan. At December 31, 2006, we had 362,877 shares authorized and available for award under the 2004 plan.
The following table summarizes all of our Stock Plans as of December 31, 2006. Pursuant to shareholder approval of the 2004 Plan, all remaining options available for grant under the 2002, 1999 and 1996 Plans were cancelled and 1,500,000 shares were made available for grant under the 2004 Plan.

	2004 Plan	2002 Plan	1999 Plan	1996 Plan	Total Plans

Options and restricted stock authorized	1,500,000	1,500,000	800,000	3,033,912	6,833,912
Options:
Incentive stock grants	—	47,675	—	909,454	957,129
Non-qualified stock grants	943,050	1,194,000	806,606	2,132,758	5,076,414
Forfeitures	(66,090)	(115,440)	(47,905)	(40,000)	(269,435)
Cancellations	—	351,765	41,299	31,700	424,764

Total options	876,960	1,478,000	800,000	3,033,912	6,188,872
Restricted stock and units:
Grants	274,039	22,000	—	—	296,039
Forfeitures	(13,496)	—	—	—	(13,496)
Cancellations	(380)	—	—	—	(380)

Total restricted stock and units	260,163	22,000	—	—	282,163

Options and restricted stock available for grant	362,877	—	—	—	362,877

Total exercised and issued	84,666	607,105	597,143	2,820,092	4,109,006

Immediately prior to the effective time of the pending merger with Forest (see Note 11— Subsequent Events — Pending Merger with Forest Oil Corporation), all outstanding stock options will vest and become fully exercisable, the restrictions on all outstanding shares of restricted stock will lapse, at which time these shares will become freely transferable, and all restricted units will become fully vested and the underlying shares of our common stock will be issued to the holder. Options not exercised prior to the effective time of the merger will be cancelled (with payment for all in-the-money options). All of our stock plans will terminate as of the effective time of the merger.
Stock Options. Options granted under our Stock Plans expire 10 years from the grant date and vest in equal annual increments over either a five-year or three-year vesting period, except that options granted to directors vest immediately upon grant. In general, stock options become fully vested upon the occurrence of a change of control (including the pending merger with Forest), unless an award agreement provides otherwise. All stock options have an exercise price equal to the closing price of our common stock as reported on the NYSE on the date of grant. After the amendment and restatement of the 2004 plan in January 2006, non-employee directors are no longer eligible to receive stock options and instead receive an annual grant of restricted stock, the number of shares of which is determined by dividing $100,000 by the closing price of our common stock on the date of our Annual Meeting of Stockholders.
Common stock issued through the exercise of non-qualified stock options results in a tax deduction for us equal to the taxable gain recognized by the optionee. Generally, we do not receive an income tax deduction for incentive stock options. For financial reporting purposes, the tax effect of this deduction is accounted for as a credit to additional paid-in-capital rather than as a reduction of income tax expense. Prior to the adoption of SFAS 123(R) on January 1, 2006, we presented tax benefits resulting from stock-based compensation as a cash flow from operating activities within our consolidated statements of cash flows. SFAS 123(R) requires excess tax benefits to be presented as a cash flow from financing

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
activities. For years ended December 31, 2006, 2005 and 2004, the exercise of non-qualified stock options resulted in a tax benefit of $1.1 million, $3.5 million and $4.9 million, respectively. For 2005, the tax benefit of $3.5 million was not able to be utilized due to a tax net operating loss during 2005.
The table below sets forth a summary of options granted and outstanding, their remaining contractual lives, a weighted average exercise price and the number vested and exercisable as of December 31, 2006:

Options Outstanding					Options Exercisable		Unvested
	Shares		Remaining	Weighted	Shares	Weighted	Shares
Range of	Underlying	Year	Contractual	Average	Underlying	Average	Underlying
Exercise Prices	Options	Granted	Life	Exercise Price	Options	Exercise Price	Options

$13.13 - $25.00	15,500	1997	1 years	20.72	15,500	20.72	—
$15.75 - $23.38	4,980	1998	2 years	18.97	4,980	18.97	—
$16.94 - $21.00	24,230	1999	3 years	19.53	24,230	19.53	—
$18.00 - $26.19	26,500	2000	4 years	23.69	26,500	23.69	—
$22.50 - $37.38	219,369	2001	5 years	29.13	219,368	29.13	—
$27.49 - $33.75	273,970	2002	6 years	30.13	183,670	30.12	90,300
$26.18 - $37.42	287,540	2003	7 years	34.76	146,070	35.07	141,470
$36.56 - $60.45	247,195	2004	8 years	56.63	106,924	57.82	140,271
$46.25 - $66.86	305,206	2005	9 years	55.49	98,127	54.17	207,079
$50.41 - $64.61	293,945	2006	10 years	55.15	—	—	293,945

	1,698,434			$43.16	825,369	$36.42	873,065

The following table summarizes the activity for stock options during the respective years for all of our stock plans.

			Weighted Average
		Weighted Average	Remaining	Aggregate Intrinsic
	Options	Exercise Price	Contractual Term	Value (1)
	(Shares)	($/Share)	(Years)	($ in thousands)
Options outstanding January 1, 2004	2,535,159	$30.23		$15,946
Granted	342,950	55.98
Exercised	(873,626)	29.30
Forfeited	(46,885)	34.49

Options outstanding December 31, 2004	1,957,598	35.05		41,619
Granted	345,230	55.37
Exercised	(510,316)	31.92
Forfeited	(95,902)	40.14

Options outstanding December 31, 2005	1,696,610	$39.85		21,971
Granted	296,370	55.37
Exercised	(214,868)	31.92
Forfeited	(79,678)	40.14

Options outstanding December 31, 2006	1,698,434	$39.85	4.1	$14,640

Options exercisable December 31, 2006	825,369	$36.42	2.7	$12,676

Options available for grant December 31, 2006	362,877

(1)	The intrinsic value of an option is the amount by which the current market value of the underlying stock exceeds the exercise price of the option, or the market price at the end of the period less the exercise price. At December 31, 2006, 2005, 2004 and 2003, the closing price per share of our common stock on the NYSE was $51.78, $52.80 and $56.31 and $36.52, respectively.
For all option grants, the grant or exercise price is equal to the closing market price on the NYSE on the date of grant. The total intrinsic value of options exercised during 2006, 2005 and 2004 was $5.5 million, $13.5 million and $15.4 million, respectively.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Restricted Stock. Restricted stock may be granted and issued to executive officers, employees and non-employee directors as a component of each recipient’s annual compensation, and vesting is generally dependent upon continued service to our company. Restricted stock carries voting and dividend rights; however, the sale or transfer of the shares is restricted. Generally, restricted shares vest and become freely transferable at the end of the vesting period, which is either five years or three years from the date of grant. In general, accelerated vesting will occur upon the occurrence of certain events, including a “change of control” (as defined by the plan, and which would include our proposed merger with Forest), unless an award agreement provides otherwise, and in the case of non-employee directors, termination as a director by reason of death, disability or retirement. Restricted stock awards are valued at the closing price of our common stock on the date of grant.
The table below summarizes the activity for restricted stock and units during the respective years:

	Restricted	Weighted Average
	Stock and Units	Grant Date Fair	Aggregate Intrinsic
	(1)	Value	Value (2)
	(Shares)	($/Share)	($ in thousands)
Unvested restricted stock January 1, 2004	25,333	$35.44	$925
Granted	49,000	58.28
Vested	(22,333)	44.29
Forfeited	—	—

Unvested restricted stock December 31, 2004	52,000	53.16	2,928
Granted	146,423	57.47
Vested	(22,892)	56.64
Forfeited	(4,317)	59.07

Unvested restricted stock December 31, 2005	171,214	$56.23	9,040
Granted	78,616	55.07
Vested	(1,440)	58.88
Forfeited	(9,179)	58.88

Unvested restricted stock December 31,2006	239,211	$55.73	$12,386

(1)	At December 31, 2006 and 2005, includes 41,882 and 52,501 restricted units unvested and outstanding, respectively, granted in July 2005 pursuant to a retention bonus plan for certain employees at an average price of $58.76 per unit. See above discussion of the terms of our retention bonus plan.

(2)	For unvested shares of restricted stock, the intrinsic value is calculated using the closing price of our common stock at the end of the period. At December 31, 2006, 2005, 2004 and 2003, the closing price per share of our common stock on the NYSE was $51.78, $52.80 and $56.31 and $36.52, respectively.
Stock Compensation Expense
On January 1, 2003, we adopted the fair value expense recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation,” as amended, using the “prospective method” as defined. Accordingly, we recognized compensation expense for all stock options granted subsequent to January 1, 2003. On January 1, 2006, we adopted SFAS 123(R), “Share-Based Payment.” Accordingly, we now recognize compensation expense for all stock options, including the unvested portion of all grants made prior to our initial adoption of SFAS 123 on January 1, 2003. Prior period amounts have not been restated.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Prior to adopting SFAS 123 in January 2003 and SFAS 123(R) in January 2006, we accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations. If we had accounted for all stock options using the fair value method as recommended in SFAS 123 and 123(R), compensation expense would have had the following pro forma effect on our net income and earnings per share for the years ended December 31, 2005 and 2004:

	Years Ended December 31,
	2005	2004
	(in thousands, except per share data)

Net income — as reported	$105,169	$162,824
Add: Stock-based compensation expense included in net income, net of tax	3,292	2,581
Less: Stock-based compensation expense determined using fair value method, net of tax	4,679	4,694

Net income — pro forma	$103,782	$160,711

Net income per share — basic — as reported	$3.66	$5.50
Net income per share — diluted — as reported	3.62	5.44

Net income per share — basic — pro forma	$3.62	$5.43
Net income per share — diluted — pro forma	3.57	5.37
The effects of applying SFAS 123 and the calculation of stock compensation expense in this pro forma disclosure may not be representative of future amounts.
The weighted average fair value of options granted and valuation assumptions used in the Black-Scholes option-pricing model during 2006, 2005 and 2004 were as follows:

	Years Ended December 31,
	2006	2005	2004

Weighted average fair value of options granted	$15.02	$16.62	$21.36

Valuation assumptions:
Risk-free interest rate	4.8%	4.1%	3.7%
Expected life or years until exercise	4	4	5
Expected stock volatility	23.6%	42.7%	37.2%
Expected dividends	—	—	—
The Black-Scholes option pricing model requires the input of certain subjective assumptions, including the expected stock price volatility and expected life of the option. For the risk-free interest rate, we utilize United States treasury bills with constant maturities that correspond to the option’s expected life. The expected life is based on historical exercise activity over the previous ten-year period. The expected volatility is based on historical volatility and measured using the average closing price of our stock over a 48-month period. We believe historical volatility is the most accurate measure of future volatility of our common stock. Our expected rate of forfeitures is estimated at 5% and is based on historical forfeiture rates over the previous ten-year period.
The following table provides a detail of stock compensation expenses incurred during the years ended December 31, 2006, 2005 and 2004. For 2005 and 2004, we incurred additional expense of $0.6 million and $1.6 million, respectively related to the accelerated vesting of stock options and $1.0 million and $0.8 million, respectively for the accelerated vesting of restricted stock for executive officers and members of our Board of Directors that either retired or resigned.

	December 31,
	2006	2005	2004
		(in thousands)
Options	$6,287	$4,229	$3,670
Restricted stock/units	3,435	2,882	1,126

Stock compensation expense, gross	9,722	7,111	4,796
Amounts capitalized	(3,265)	(2,015)	(800)

Stock compensation expense, net of amounts capitalized	$6,457	$5,096	$3,996

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Amounts capitalized are categorized as leasehold costs and included as a component of our natural gas and oil property balance or full cost pool. Amounts expensed are included as a component of general and administrative expense. At December 31, 2006, our unrecognized stock compensation expense related to unvested stock options to be recognized over a weighted average two-year period was approximately $7.7 million. At December 31, 2006, our unrecognized compensation expense related to restricted stock and units and expected to be recognized over a weighted average two-year period totaled $8.6 million. Amounts relating to restricted stock expense are classified as unearned compensation and included as a component of additional paid-in capital.
NOTE 5 — Income Taxes
The components of our state and federal income tax provision are:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)

Current:
State	$(16)	$(258)	$3,411
Federal	24,668	5,593	42,681

Total current	24,652	5,335	46,092
Deferred :
State	6,544	1,149	3,236
Federal	16,158	56,406	47,264

Total deferred	22,702	57,555	50,500

Total income tax provision	$47,354	$62,890	$96,592

For the year ended December 31, 2006, we had estimated taxable income of $132.8 million, including tax deductions of $3.1 million for certain non-qualified stock options. A major component of taxable income for 2006 relates to the sale of substantially all of our Gulf of Mexico natural gas and oil properties during the first and second quarters of 2006 (see Note 10— Acquisitions and Dispositions — Sale of Texas and Louisiana Gulf of Mexico Assets). Total taxable gains from the sales of these assets are estimated at $264 million. In addition, during 2006, we utilized all of our federal net operating loss carryforwards to partially offset taxable income in 2006, which resulted in additional alternative minimum tax credits of $6.2 million and a federal income tax receivable of $11.3 million, which was refunded in January 2007.
For the year ended December 31, 2005, we had an estimated net operating tax loss of $31.4 million, including tax deductions of $10 million for certain non-qualified stock options. During 2006, we were able to carry back this net operating loss to years 2004 and 2003 for tax refunds and additional alternative minimum tax credits. In addition, for 2005, we generated alternative minimum tax credits of $8.7 million. These tax credits can be carried forward indefinitely to offset regular income tax. At December 31, 2004, we had no net operating loss carryforwards remaining for federal income tax purposes. Net operating loss carryforwards may be used in future years to offset taxable income.
The following is a reconciliation of statutory federal income tax expense to our income tax provision:

	Years Ended December 31,
	2006	2005	2004
	(in thousands, except rates)
Income before income taxes	$115,137	$168,059	$259,416
Statutory rate	35%	35%	35%
Income tax expense computed at statutory rate	40,298	58,821	90,796
Reconciling items:
State income taxes and other, net of federal tax benefit(1)	7,033	672	4,358
Permanent differences	23	40	45
Other adjustments(2)	—	1,852	—
Non-deductible compensation expense	—	1,505	1,393

Tax provision	$47,354	$62,890	$96,592

(1)	For 2006, includes approximately $5.4 million for Texas state margin tax implemented during 2006.

(2)	For 2005, includes an adjustment relating to 2004 estimates for federal and state taxes.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Deferred Income Taxes
Deferred income taxes primarily represent the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of our deferred taxes are detailed in the table below.
For 2006, the change in the balance of our net deferred tax liability was comprised primarily of deferred tax expense of $22.7 million, and a net decrease of $135.0 million related to tax benefits associated with the change in the fair value of open derivative contracts and post retirement benefit obligations deferred in accumulated other comprehensive income.
For 2005, the change in the balance of our deferred tax liability was comprised of deferred tax expense of $57.6 million, a tax benefit of $121.5 million due to the change in the fair value of our open derivative contracts that have been deferred in accumulated other comprehensive income, an increase in deferred tax assets for stock option deductions of $3.5 million and other adjustments of $1.1 million.

	Years Ended December 31,
	2006	2005
	(in thousands)
Deferred tax assets:
Derivative instruments	$10,446	$146,716
Future post retirement benefit obligation	1,271	—
Ineffectiveness derivative instruments	—	1,135
Net operating loss	979	11,101
Alternative minimum tax credit carryforwards	2,961	8,728
Deferred compensation	9,192	5,728

Total gross deferred tax assets	24,849	173,408
Deferred tax liabilities:
Oil and gas property and equipment	377,367	368,788
Ineffectiveness of derivative instruments	560	—

Total gross deferred tax liabilities	377,927	368,788

Net deferred tax liability	$353,078	$195,380

Reflected in the accompanying Balance Sheet as:
Current — deferred income tax asset	$(10,244)	$(145,922)
Non-current deferred income tax liability	363,322	341,302

	$353,078	$195,380

NOTE 6 — Related Party Transactions
Transactions with our Executive Officers and Directors
Employment Agreements
We have entered into employment agreements with all of our executive officers. These agreements have an initial term of three years, which is automatically extended each year for an additional year on the anniversary effective date, unless either party gives notice to the contrary within 90 days prior to the anniversary of the effective date. Executive officers receive annual salary and bonus payments pursuant to their employment agreements which are subject to review each year by our Compensation Committee. Payment of the bonus is based on achievement of certain performance goals established each year by our Compensation Committee. In addition, executive officers are eligible to participate in our stock compensation, deferred compensation and supplemental executive pension plans.
If we terminate the employment of an executive without “cause” (as defined in the agreement), or if the executive terminates his employment with us for “good reason” (as defined in the agreement, which includes the occurrence of certain events following a change in control, including the pending merger with Forest (see Note 11 — Subsequent Events — Pending Merger With Forest Oil Corporation)), we are obligated to pay the executive a lump-sum severance payment equal to 2.99 times his or her then current annual rate of total compensation, and to continue certain medical and insurance benefits for a specified time period. Total compensation is defined to include salary, targeted bonus and car allowance.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The agreements further provide that if any payments made to the executive, whether or not under the agreement, would result in an excise tax being imposed on the executive under Section 4999 of the Internal Revenue Code on “excess parachute payments,” we will make each of the executives “whole” on a net after-tax basis. We may terminate an executive’s employment for cause without financial obligation (other than payment of any accrued obligations). Each executive may terminate his or her employment at any time for any reason. In the event the executive’s employment is terminated by us without cause or upon death or disability, or if the executive terminates his employment with us for good reason, any unvested shares of restricted stock, unvested options or similar deferred compensation automatically will vest and any other conditions to such awards shall be deemed satisfied.
In October 2006, we amended the employments agreements with each of our executive officers to comply with Section 409A of the Internal Revenue Code, and any regulations and/or guidance promulgated thereunder (collectively, “Section 409A”). The purpose of the amendments generally was to avoid the imposition of certain taxes and penalties under Section 409A relating to certain “non-qualified deferred compensation payments” (within the meaning of Section 409A) payable upon an executive’s separation from a company by imposing, where necessary, a six-month delay upon the commencement of such payments following separation from service. In addition, the amendments provided that interest will be payable by us in the event of a delay in payments necessitated by Section 409A.
The merger agreement dated January 7, 2007 with Forest (see Note 11 — Subsequent Events — Pending Merger With Forest Oil Corporation) permits us to amend each of the employment agreements with our executive officers to provide for a transitional period of 60 days following the effective time of the merger. Pursuant to such amendment, the executive would agree not to assert that he or she has good reason to terminate employment and to remain employed for 60 days following the effective time of the merger. In exchange, we would agree that (a) the executive will continue to be paid base salary during such transitional period at the rate in effect immediately prior to the effective time of the merger, (b) unless otherwise agreed in writing with the executive, the executive’s employment will terminate on the last day of such 60-day transitional period and (c) such termination (or any earlier termination by the employer without cause or due to the executive’s death or disability) will be deemed to be a termination by the employer without cause for all purposes under the employment agreement. As of the date of this Annual Report, all of our executives have signed amendments to their employment agreements as described above.
Pursuant to the merger agreement with Forest and to the extent required in our employment agreements, Forest has agreed to assume and perform each of the employment agreements as of the effective time of the merger.
Employment Agreements with Robert T. Ray, Chief Financial Officer, and Carolyn M. Campbell, Senior Vice President and General Counsel.
On January 18, 2006, we entered into an employment agreement with Robert T. Ray in connection with Mr. Ray’s appointment as Senior Vice President and Chief Financial Officer of our company and, on March 27, 2006, we entered into an employment agreement with Carolyn M. Campbell in connection with Ms. Campbell’s appointment as Senior Vice President and General Counsel of our company. The terms of Mr. Ray’s and Ms. Campbell’s employment agreements are consistent with the general terms described above. Further, Mr. Ray’s agreement provided for an initial annual base salary of $315,000 and an annual target incentive bonus equal to 55% of his base salary upon the achievement of pre-established performance goals. Ms. Campbell’s agreement provided for an initial annual base salary of $275,000 and an annual target incentive bonus equal to 55% of her salary upon the achievement of pre-established performance goals. In addition, Mr. Ray received a signing bonus in the amount of $85,000, together with 7,500 restricted shares of our common stock and options to purchase 20,000 shares of our common stock at $53.72 per share. Ms. Campbell received 5,000 restricted shares of our common stock and options to purchase 15,000 shares of our common stock at an exercise price of $50.41 per share. The agreements provide for an automobile allowance of $700 per month and reimbursement of certain business expenses and require us to provide certain disability and life insurance. If Mr. Ray or Ms. Campbell is terminated without “cause,” or if either terminates their employment with us for “good reason,” we are obligated to pay each a lump sum severance payment as described above. Based on compensation levels at year-end 2006, Mr. Ray’s lump sum payment would equal approximately $1.7 million and Ms. Campbell’s would equal approximately $1.4 million.
Amendments to Employment Agreements — 2005
In February 2005, we entered into amended and restated employment agreements with William G. Hargett, our President and Chief Executive Officer, Steven L. Mueller, our Executive Vice President and Chief Operating Officer, John H.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Karnes, our then Senior Vice President and Chief Financial Officer, James F. Westmoreland, our Vice President and Chief Accounting Officer, and Roger B. Rice, our Senior Vice President-Administration.
By entering into the amended and restated employment agreements and terminating their prior employment agreements with us, Messrs. Hargett, Mueller, Karnes, Westmoreland and Rice gave up certain rights, including the right to receive severance for a termination of employment following a change of control of our company absent the existence of “good reason” and the right to guaranteed annual stock option grants and incentive compensation bonuses, which will now be subject to the discretion of our Compensation and Management Development Committee. In addition to these rights, Mr. Hargett also gave up the right to receive a transaction bonus upon the occurrence of certain corporate transactions involving our company, and all of the executives are agreeing to somewhat broader non-competition provisions under the amended and restated agreements. In consideration of their entering into the amended and restated agreements and foregoing such rights, we paid to each of these executives cash and/or restricted stock as follows: for Mr. Hargett, $4.2 million; for Mr. Mueller, $0.4 million in cash and 6,553 shares of restricted stock; for Mr. Karnes, 12,892 shares of restricted stock; for Mr. Westmoreland, $0.3 million in cash and 5,394 shares of restricted stock; and for Mr. Rice, $0.3 million in cash and 5,266 shares of restricted stock. The restricted stock vests over a period of five years in accordance with the terms of our Amended and Restated 2004 Long-Term Incentive Compensation Plan.
Lump-Sum Payments to Executives Under Employment Contracts — 2005 and 2004
On December 8, 2005, we terminated our employment agreement with John H. Karnes, who resigned as Senior Vice President and Chief Financial Officer, and entered into a separation agreement and general release with Mr. Karnes. The separation agreement provided for full settlement of any compensation and benefits to which Mr. Karnes would otherwise be entitled under his employment agreement. Mr. Karnes received a cash lump-sum severance payment of $1.5 million and was entitled to receive certain welfare benefits at our expense for a specified period following termination of employment. In addition, we incurred $1.7 million in stock compensation expense pursuant to the accelerated vesting of Mr. Karnes’ restricted stock and stock options.
Pursuant to a management organizational change made within our company in November 2004 that changed the reporting responsibilities of three executive officers, Charles W. Adcock, Senior Vice President and General Manager — Offshore Division, resigned effective December 14, 2004, and Timothy R. Lindsey, Senior Vice President of Exploration, and Tracy Price, Senior Vice President — Land, resigned effective March 1, 2005. Pursuant to their resignations and the termination of their employment agreements with our company, during the fourth quarter of 2004, we incurred approximately $5.1 million in general and administrative expense of which $1.3 million, $1.1 million and $1.0 million, respectively, related to lump-sum severance entitlements for Messrs. Adcock, Lindsey and Price and, $1.7 million related to expense incurred as a result of the accelerated vesting of all their outstanding stock options and restricted stock.
Transactions Involving Companies with Common Directors
John U. Clarke, a member of our Board of Directors and Chairman of the Audit Committee, serves as a Chairman and Chief Executive Officer of NATCO Group, a publicly traded oil field services and equipment company. During 2006, 2005 and 2004, we purchased services and supplies from NATCO of approximately $1.0 million, $1.3 million and $0.9 million, respectively. Mr. Clarke meets all requirements of the New York Stock Exchange to be considered an independent director of our company.
Transactions with KeySpan
To facilitate the KeySpan Exchange (see Note 3 — KeySpan Exchange and Offering), we entered into a Distribution Agreement with KeySpan that defines each company’s rights and obligations with respect to the exchange transaction. The Distribution Agreement contains, among other provisions, customary representations and warranties concerning our Appalachian Basin properties, including title, regulatory compliance and environmental matters, along with limited indemnification obligations. Pursuant to the Distribution Agreement, the two companies also entered into a Tax Matters Agreement, which generally provides that each party would be responsible for its own tax consequences if the KeySpan Exchange fails to qualify as a tax-free transaction. In addition, we entered into a Transition Services Agreement pursuant to which we provided KeySpan with transitional services with respect to the Appalachian Basin assets for a fee of $27,000 per month until March 31, 2005.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7 — Derivative Instruments
At of December 31, 2006, we had entered into commodity price derivative contracts with respect to approximately 10% of our forecasted natural gas production for 2007 and less than 5% of our forecasted natural gas production for 2008, as listed in the following table. The total estimated fair value of our natural gas derivative instruments at December 31, 2006 was a liability of $27.4 million. During the first quarter of 2006, our open derivative contracts ceased to qualify for hedge accounting due to the combination of factors, including the loss of correlation with the NYMEX price for certain contracts caused in part by the residual effects of Hurricanes Katrina and Rita during the first three months of 2006 and our entry into a definitive purchase and sale agreement to sell the Texas portion of our Gulf of Mexico assets in February 2006. At December 31, 2006, an unrealized loss of $18.5 million, net of tax, remains deferred in accumulated other comprehensive income. This loss represents the fixed value of our remaining open derivative contracts deferred in accumulated other comprehensive income at the time they ceased to qualify for hedge accounting. Over the next 12-month period and at the time when sale of the related natural gas production occurs, we expect to reclassify from accumulated other comprehensive income to earnings a net loss of $11.1 million, net of tax, leaving $7.4 million to be recognized during 2008.
During 2006, our total loss from hedging activities was $64.5 million, which included a realized loss of $69.2 million on contracts settled during the period and a net unrealized gain of $4.7 million. The unrealized gain of $4.7 million was comprised of (i) a mark-to-market gain of $37.7 million for changes in the fair value of our open contracts subsequent our loss of hedge accounting; (ii) a gain of $45.9 million on the recapture of prior ineffectiveness; (iii) recognition of a loss of $20.6 million deferred in accumulated other comprehensive income at December 31, 2005 as a result of offshore production curtailments during the fourth quarter of 2005 resulting from damage to Gulf of Mexico infrastructure after Hurricanes Katrina and Rita; and (iv) a loss of $58.2 million representing amounts previously deferred in accumulated other comprehensive income allocated to production from Gulf of Mexico assets that were sold during the year.

Natural Gas Derivatives at December 31, 2006	Fixed Price Swaps		Collars			December 31, 2006
	Daily	NYMEX	Daily	NYMEX
	Volume	Contract	Volume	Contract Price		Fair Value
Period	(MMBtu)	Price	(MMBtu)	Floor	Ceiling	(thousands)

January — December 2007	—	—	30,000	$5.000	$6.597	$(10,151)
January — December 2008	—	—	20,000	5.000	5.720	(17,247)

						$(27,398)

In connection with the completion of the divestiture of our Gulf of Mexico assets on June 1, 2006, we were required under our revolving credit facility to liquidate a portion of our 2006 hedge position. In order to comply with this requirement, in June 2006, we liquidated and settled open contracts covering 60,000 MMBtu per day of hedged production for each of the months July through December 2006. The cost to liquidate and settle these contracts was approximately $14.3 million. In addition, on August 4, 2006, we liquidated and settled open derivative contracts representing 20,000 MMBtu per day of hedged production for each of the months September and October 2006. The cost to liquidate and settle these contracts was approximately $0.9 million.
At of December 31, 2005, we had entered into commodity price derivative contracts with respect to approximately 75% of our forecasted natural gas production for 2006 and less than 10% of our forecasted natural gas production for 2007 and 2008 as listed in the table below. The total estimated fair value of our natural gas and oil derivative instruments at December 31, 2005 was a liability of $417.7 million, of which we had deferred a net loss of $267.7 million in accumulated other comprehensive income and recognized $46.0 million in earnings as a reduction to natural gas and oil revenues as a result of the estimated ineffectiveness of our open contracts as of the end of the period. In addition, during the fourth quarter of 2005, we recognized in income a gain of $26.1 million for NYMEX based derivative contracts that hedged production allocated to the Houston Ship Channel index due to loss of correlation between the NYMEX price and the Houston Ship Channel index. Further, we deferred a loss in accumulated other comprehensive income of $20.6 million as a result of a production shortfall during the fourth quarter of 2005 due to offshore production curtailments caused by Hurricanes Katrina and Rita, which deferred loss was reclassified to earnings during the first quarter of 2006, as we determined that due to continued delays in the restoration of third party pipelines and processing facilities to pre-hurricane capacity, production from certain of our offshore fields would not occur in accordance with our internal forecasts. Finally, during 2005, we realized a loss of $265.2 million on contracts settled during the period.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Natural Gas Derivatives at December 31, 2005	Fixed Price Swaps		Collars			December 31, 2005
	Daily	NYMEX	Daily	NYMEX
	Volume	Contract	Volume	Contract Price		Fair Value
Period	(MMBtu)	Price	(MMBtu)	Floor	Ceiling	(thousands)

January — December 2006	30,000	$5.893	220,000	$5.774	$7.090	$(352,456)
January — December 2007	—	—	30,000	5.000	6.597	(40,255)
January — December 2008	—	—	20,000	5.000	5.720	(24,947)

						$(417,658)

From time to time, if the fair value of an open contract or contracts exceeds our available credit limit with a particular counterparty, we could be required to post a letter of credit to further guarantee our performance. As of December 31, 2006 and 2005, we did not have any outstanding letters of credit issued relating to derivative contracts.
Fair market value is calculated for the respective months using prices derived from NYMEX futures contract prices existing at December 31st and from market quotes received from counterparties.
For natural gas, transactions are settled based upon the NYMEX price on the final trading day of the month (the “settlement price”). With respect to any particular swap transaction, the counterparty is required to make a payment to us in the event that the settlement price for any settlement period is less than the swap price for the transaction, and we are required to make payment to the counterparty in the event that the settlement price for any settlement period is greater than the swap price for the transaction. For any particular collar transaction, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price for the transaction, and we are required to make payment to the counterparty if the settlement price for any settlement period is above the ceiling price for the transaction. We are not required to make or receive any payment in connection with a collar transaction if the settlement price is between the floor and the ceiling.
NOTE 8 — Sales to Major Customers
We sold natural gas and oil production representing 10% or more of our natural gas and oil revenues for the years ended December 31, 2006, 2005 and 2004 as listed below. In the exploration, development and production business, production is normally sold to relatively few customers. However, based on the current demand for natural gas and oil, we believe that the loss of any of our major purchasers would not have a material adverse effect on our operations. Amounts presented in the below table that are less than 10% have been included for information and comparison purposed only.

	For the Year Ended December 31,
Major Purchaser	2006	2005	2004

Oneok	11.9%	8.8%	8.0%
ConocoPhillips	11.7%	11.9%	11.9%
Kinder Morgan	11.3%	8.5%	10.1%
Anadarko Petroleum Corporation	6.1%	10.1%	9.1%
NOTE 9 — Commitments and Contingencies
Legal Proceedings
On June 22, 2006, the City of Monroe Employees’ Retirement System filed a purported class action lawsuit in the District Court of Harris County, Texas, on behalf of itself and all of the company’s other public shareholders, against the company and its directors. The plaintiff alleges that the defendants breached their fiduciary duties of loyalty and due care to the class in connection with our response to an unsolicited proposal by JANA Partners LLC to purchase the company. The plaintiff subsequently amended its petition as a derivative claim and requested that the court order the defendants to comply with their fiduciary duties, respond in good faith to potential offers, and establish a committee of independent directors to evaluate strategic alternatives and take decisive steps to maximize shareholder value. The plaintiff also seeks to invalidate our shareholder rights plan or require the defendants to rescind or redeem such plan. Finally, the plaintiff seeks compensatory and punitive damages, as well as attorneys’ and experts’ fees. In October 2006, the judge denied the defendants’ motion to abate or special exceptions. Although this ruling allows the plaintiff’s claim to survive beyond the

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
pleadings stage, it has no bearing on the merits of the case. In January 2007 and following our entry into the merger agreement with Forest, the plaintiff further amended its petition, adding a new class-action claim challenging the strategic alternatives review process conducted by us and the adequacy of the merger consideration agreed upon in the merger agreement, and naming Forest as a defendant. The plaintiff also seeks to enjoin the merger, asserting that our directors’ decision to enter into the merger with Forest constitutes a breach of fiduciary duties. We believe this lawsuit is without merit, and we intend to vigorously defend against it. Although it is too soon to predict the outcome of this lawsuit or the time to resolution, we do not believe that it will have a material adverse effect on our financial position, results of operations or cash flows.
In addition to the foregoing, we are involved from time to time in various other claims and legal or governmental proceedings incidental to our business. In the opinion of management, the ultimate liability, if any, associated with these matters is not expected to have a material adverse effect on our financial position, results of operations or cash flows.
Severance Tax Refund
During July 2002, we applied for and received from the Railroad Commission of Texas a “high-cost/tight-gas formation” designation for a portion of our South Texas production. For qualifying wells, production is either exempt from tax or taxed at a reduced rate until certain capital costs are recovered. For the years ended December 31, 2006, 2005 and 2004, we recognized as other, non-operating income refunds of prior period severance tax payments of $7.7 million, $2.7 million and $1.2 million, respectively. At December 31, 2006 and 2005, our current receivables include $2.0 million and $0.7 million, respectively, in gross refunds, of which we estimate approximately 70%, or $1.4 million and $0.5 million, respectively, relate to our net revenue interest. Beginning September 1, 2003, all refunds issued by the State of Texas are to be made in the form of a reduction to or credit against our current severance tax liability rather than in the form of a cash reimbursement.
Operating Leases
We have entered into non-cancelable operating lease agreements in the ordinary course of our business activities. These leases include those for our office space at 1100 Louisiana in Houston, Texas and at 700 17th Street in Denver, Colorado together with various types of office equipment (primarily copiers and fax machines). The terms of these agreements have various expiration dates from 2007 through 2010. Rental expense related to these leases was $2.3 million, $1.9 million and $1.6 million, respectively, for the years ended December 31, 2006, 2005 and 2004. At December 31, 2006, our total commitment under these non-cancelable operating leases was approximately $5.0 million. Minimum rental commitments under the terms of our operating leases are as follows:

Minimum
Years Ended December 31,	Payments
(in thousands)

2007	$1,913
2008	1,924
2009	1,137
2010	23
Thereafter	—

Total	$4,997

Letters of Credit
We had $0.3 million in letters of credit outstanding at December 31, 2006 and at December 31, 2005.
North Dakota Lease Acquisition
On December 1, 2006, we entered into a purchase and sale agreement to acquire natural gas and oil leases in the Williston Basin of North Dakota for $3.9 million. Upon entering the agreement, we paid a performance deposit of approximately $0.1 million. At December 31, 2006 and under the terms of the agreement, we are obligated for up to an estimated $3.8 million for the remaining portion of the purchase price.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Drilling Contracts
During 2006, we entered into three long-term contracts for the exclusive use of drilling rigs for periods of greater than or equal to 12 months. These include a one-year contract for a drilling rig in East Texas; a two-year contract for a rig in the Uinta Basin; and a one-year contract for a rig in South Texas. At December 31, 2006 and under these contracts, we are obligated for up to an estimated $8.7 million in fees for use of the rigs during the remaining terms of the contracts.
Seismic Contracts
In October 2006, we entered into an agreement to acquire seismic data covering various acreage positions in Colorado. At December 31, 2006 and under the terms of the agreement, we are obligated for up to an estimated $1.5 million in future fees.
NOTE 10 — Acquisitions and Dispositions (Reserve quantities, wells, acreage and working interests included below are unaudited.)
2006 Acquisitions and Dispositions
East Texas Acquisition. On April 25, 2006, we completed the acquisition of certain interests in natural gas and oil producing properties and acreage in the Willow Springs Field of Gregg County, located in East Texas, from Samson Lone Star Limited Partnership. The $22 million cash purchase price was reduced by $0.7 million to $21.3 million for various customary closing items, including an adjustment for operations related to the properties after the effective date of the transaction, January 1, 2006. The properties cover approximately 4,237 gross (3,579 net) acres, are adjacent to our existing operations in the Willow Springs Field and include interests in 28 producing wells with an average working interest of 80%. Based on internal estimates, total proved reserves associated with the interests acquired were 16.2 Bcfe as of January 1, 2006. The acquisition was funded with cash on hand of $19.1 million and borrowings under our revolving credit facility of $2.2 million.
South Texas Acquisition. On December 13, 2006, we acquired, a 100% working interest in 10 producing wells located in Webb County, Texas, from Legend Natural Gas II, LP. The $4.3 million purchase price was paid with cash on hand. The acquired properties cover approximately 3,000 acres and are located in close proximity to our producing assets in the South Laredo Field. Based on internal estimates, total proved reserves associated with the interests acquired were approximately 1.8 Bcfe.
DJ Basin Acquisition. On December 14, 2006, we completed the acquisition of certain interests in natural gas and oil producing properties together with developed and undeveloped acreage, located along the Niobrara trend in the DJ Basin of Eastern Colorado and Western Nebraska, from Santos TOG Corp. (formerly known as Tipperary Oil & Gas Corporation). The net purchase price of $21.4 million was paid with cash on hand. The acquired properties and acreage cover approximately 145,000 net acres and include interests in approximately 305 wells. The majority of the interests acquired were incremental working interests of ranging between 20% and 25% in wells operated by us. Based on internal estimates, total proved reserves associated with the interests acquired were approximately 14.2 Bcfe at November 1, 2006, and daily production averaged 1 Mcfe per day, net to the interests acquired.
Sale of Texas Gulf of Mexico Assets. On March 31, 2006, we completed the sale of the Texas portion of our Gulf of Mexico assets. Pursuant to the purchase and sale agreement dated February 28, 2006 between us, as seller, and various partnerships affiliated with Merit Energy Company, as buyer, the gross sale price was $220 million. The net cash proceeds received from the sale of these assets totaled approximately $190.8 million after various customary closing items, including the adjustment for operations related to the properties after January 1, 2006, the effective date of the transactions. Of the total net proceeds, approximately $140.1 million was received for assets acquired by various partnerships affiliated with Merit Energy Company. In addition, approximately $43.1 million and $7.6 million were received from Hydro Gulf of Mexico, L.L.C. and Nippon Oil Exploration U.S.A. Ltd., respectively, pursuant to the exercise of their preferential rights to acquire certain working interests offered for sale. The Texas portion of our Gulf of Mexico assets accounted for approximately 18% of our 2005 production and represented an estimated 58.5 Bcfe, or 7% of our total proved reserves at December 31, 2005. Of the $190.8 million in net cash proceeds received from the sale of our Texas Gulf of Mexico assets, we used $158 million to repay and reduce outstanding borrowings under our revolving credit facility, deposited $9.5 million with a qualified intermediary for potential reinvestment in like-kind exchange transactions under Section 1031 of the Internal Revenue Code, and used substantially all of the $23.3 million balance for working capital purposes. In

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
accordance with full cost accounting, no gain or loss was recognized on the sale. The net proceeds of $190.8 million were recorded as a reduction to the full cost pool.
Sale of Louisiana Gulf of Mexico Assets. On June 1, 2006, we completed the sale of substantially all of our Louisiana Gulf of Mexico assets for a gross sale price of $590 million. The sale of a substantial majority of these assets to various partnerships affiliated with Merit Energy Company was completed on May 31, 2006 pursuant to a purchase and sale agreement dated April 7, 2006, and the sale of certain working interests to Nippon Oil Exploration U.S.A. Ltd. and Chevron USA Inc. was completed on June 1, 2006 pursuant to the exercise of preferential purchase rights. The aggregate net cash proceeds received from the sale of these assets totaled approximately $530.8 million after customary closing items, including the preliminary adjustment for operations related to the properties after January 1, 2006, the effective date of the transactions. Of the total net proceeds, approximately $510.2 million was received from various partnerships affiliated with Merit Energy Company, and approximately $16.6 million and $4.0 million was received from Nippon Oil Exploration U.S.A. Ltd. and Chevron USA Inc., respectively.
At December 31, 2005, proved reserves associated with these assets were estimated at 186.1 Bcfe, and production associated with these assets accounted for approximately 22% of our 2005 production and 27% of our production during the first six months of 2006. The sale transactions did not include 18 Louisiana offshore blocks retained by us. Of these 18 blocks, four expired subsequent to the sales transactions, two were drilled during 2006, resulting in two successful exploratory wells, and 12 remain classified as undeveloped at the end of 2006.
Of the $530.8 million in net cash proceeds received from the sale of the Louisiana portion of our Gulf of Mexico assets, $314.2 million was deposited directly with qualified intermediaries for potential reinvestment in like-kind exchange transactions under Section 1031 of the Internal Revenue Code, and substantially all of the $216.6 million balance, associated with properties sold outside the like-kind exchange arrangement, was used to reduce outstanding borrowings under our revolving credit facility. In accordance with full cost accounting, no gain or loss was recognized on the sale. The net proceeds of $530.8 million were recorded as a reduction to the full cost pool.
The sale of certain of our Gulf of Mexico properties accelerated the payment of a net profits interest to the predecessor owner of properties acquired by us in October 2003, for which we paid approximately $21.0 million during August 2006. The payment was accounted for as a purchase price adjustment in connection with the original acquisition of the properties and recorded as an addition to natural gas and oil properties.
2005 Acquisitions
Kerr-McGee South Texas Acquisition. On November 30, 2005, we completed the acquisition of certain interests in natural gas and oil producing properties and undeveloped acreage in four fields located in South Texas from Kerr-McGee Oil & Gas Onshore LP and Westport Oil and Gas Company, L.P. The net purchase price of $159.0 million was paid in cash and financed by borrowings under our bank credit facility. The $163.0 million purchase price was reduced by $4.0 million for various customary closing items, including revenues received by and expenditures made by the seller related to the properties acquired for the period between the effective date of the transaction, October 1, 2005, and the closing date, November 30, 2005.
The properties cover approximately 26,000 net acres, include approximately 300 wells and are located in the Rincon Field in Starr County, the Tijerina-Canales-Blucher Field in Jim Wells and Kleberg Counties, the Vaquillas Ranch Field in Webb County, and the San Carlos Field in Hidalgo County. At December 31, 2005, proved reserves were approximately 62 Bcfe, of which approximately 75% were natural gas. Current production from the four fields is estimated at approximately 10 MMcfe/day, net to the interests acquired. We operate 100% percent of the proved reserves with an average working interest of 60%.
Dale East Texas Acquisitions. On March 15, 2005, we completed the purchase of certain natural gas and oil producing properties and associated gathering pipelines and equipment, together with developed and undeveloped acreage, located in Rusk County, Texas, from Dale Gas Partners L.P. The $22.0 million purchase price was paid in cash and financed by borrowings under our bank credit facility. The properties purchased cover approximately 5,776 gross acres located in South Oak Hill Field, which is in close proximity to our existing operations in the Willow Springs Field, and represent interests in three producing wells and one well in the completion stage. We operate all of the wells acquired, and our working interest is 100%. Based on internal estimates, total proved reserves associated with the interests acquired were 9.1 Bcfe as of March 15, 2005, the effective date of the transaction.
On April 5, 2005, we completed the acquisition of a 50% working interest in seven producing wells together with undeveloped acreage located in the North Blocker Field located in Harrison County, Texas from Dale Resources East Texas L.L.C. The $9.2 million purchase price was paid in cash and financed by borrowings under our bank credit facility. The

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
properties purchased cover approximately 4,679 gross acres, and we operate all seven wells. Based on internal estimates, total proved reserves associated with the interests acquired were estimated at 7.7 Bcfe, as of April 1, 2005, the effective date of the transaction. On December 31, 2005, we purchased the remaining working interests held by Dale in the seven wells and undeveloped acreage acquired in April 2005 for $7.3 million.
2004 Acquisitions and Dispositions
Orca Acquisition. On October 29, 2004, we completed the acquisition of certain producing properties from Orca Energy, L.P. The $113.6 purchase price was paid in cash and financed by borrowings under our bank credit facility. The transaction was effective August 1, 2004. The Orca properties consist of 10 offshore blocks and two onshore fields. The onshore fields are non-operated and located in central Mississippi, the Wausau Field, located in Wayne County and the Oakvale Dome Field, located in Jefferson Davis County. The 10 offshore blocks are a mix of state and federal leases, located in less than 50 feet of water, and include seven blocks in federal waters and three blocks in state waters. Total acreage acquired covers 23,777 gross (17,973 net) acres. The properties include 15 platforms, five production caissons and 28 producing wells. Based on internal estimates, total proved reserves acquired were approximately 60.7 Bcfe as of the closing date, October 29, 2004, of which 81% were natural gas. Our average working interest in the properties acquired is 68%, and we operate approximately 85% of the proved reserves acquired.
BP Acquisition. On September 30, 2004, we completed the purchase of two producing offshore fields from BP Exploration & Production Inc. The net purchase price of $30.0 million was paid in cash and financed by borrowings under our bank credit facility. The $31.5 million purchase price was reduced by $1.5 million for various customary closing items, including revenues received by and expenditures made by the seller related to the properties acquired for the period between the effective date of the transaction, August 1, 2004, and the closing date, September 30, 2004. The properties acquired are located at Eugene Island 240 and Main Pass 264 and each block has one producing platform. Based on internal estimates, total proved reserves associated with the interests acquired were approximately 16.2 Bcfe as of September 30, 2004, of which 85% were natural gas. Our average working interest is 85%, and we operate both blocks.
Disposition and Exchange of Appalachian Basin Assets. In connection with the KeySpan Exchange on June 2, 2004 (see Note 3 — KeySpan Exchange and Offering), we divested all of our Appalachian Basin assets with an agreed upon value of $60 million. Pursuant to an Asset Contribution Agreement, we contributed to Seneca-Upshur all of the assets relating solely to our Appalachian Basin assets that were not already owned by Seneca-Upshur, and Seneca-Upshur assumed all of the liabilities relating to the Appalachian Basin assets for which it was not already liable. In the KeySpan Exchange, all of the stock of Seneca-Upshur was then conveyed to KeySpan and effective June 1, 2004, Seneca-Upshur became an indirect wholly-owned subsidiary of KeySpan.
Our Appalachian property base was located primarily in central West Virginia and included the Belington, Clarksburg and Seneca Upshur Fields located in Barbour, Randolph, Upshur and Mingo Counties of West Virginia. Included in the assets exchanged were the assets acquired on December 31, 2003, from EnerVest East Limited Partnership located adjacent to our existing base in the Crawford and Pennsboro Fields in Lewis, Harrison, Tyler and Ritchie Counties of West Virginia and the Waynesburg and Yatesboro Fields in Greene and Armstrong Counties of southwestern Pennsylvania. Based on internal estimates at June 1, 2004, our Appalachian Basin properties had 51.2 Bcfe of estimated proved reserves, and our average daily production was approximately 8 MMcfe/day, which represented approximately 3% of our total daily production. We had approximately 207,000 gross (129,000 net) acres under lease and owned working interests in approximately 1,414 gross (1,035 net) wells, of which we operated approximately 92%. Our average working interest was 73%.
Sale of Onshore South Louisiana Properties. On February 4, 2004, we completed the sale of our onshore South Louisiana producing properties. The sale was effective November 1, 2003, and the properties represented 12.3 Bcfe proved reserves as of December 31, 2003, and included interests in 33 gross (9.5 net) producing wells and covered approximately 6,300 gross (2,300 net) acres. The sale price of $15 million was reduced by $1.9 million for various customary closing items, including revenues received by and expenditures made by us related to the properties sold for the period between the effective date of the transaction and the closing date. The net proceeds of $13.1 million from the sale were used to repay borrowings under our bank credit facility.
NOTE 11 — Subsequent Events
Pending Merger Agreement with Forest Oil Corporation
On January 7, 2007, we announced the conclusion to the strategic alternatives review process with our entry into an agreement and plan of merger with Forest Oil Corporation. Under the merger agreement, Forest will acquire all of the outstanding shares of Houston Exploration for a combination of cash and Forest common stock. Under the terms of the

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
merger agreement, our shareholders will receive total consideration equal to 0.84 shares of Forest common stock and $26.25 in cash for each outstanding share of Houston Exploration common stock, or an aggregate of an estimated 23.6 million shares of Forest common stock and cash of $740 million. Based on the closing price of Forest common stock on January 5, 2007, the last trading day prior to announcement of the transaction, this represents $52.47 per share of merger consideration to be received by Houston Exploration shareholders. The actual value of the merger consideration to be received by our shareholders will depend on the average closing price of Forest common stock for the ten trading days ending three calendar days prior to the effective date of the merger, and the amount of cash and stock consideration will be determined by shareholder elections, subject to proration and an equalization formula. It is anticipated that the stock portion of the consideration will be tax free to Houston Exploration shareholders.
The Boards of Directors of Houston Exploration and Forest each unanimously approved the proposed merger. The merger is subject customary terms and conditions, including the approval of both Houston Exploration and Forest shareholders, and is expected to be completed in the second quarter of 2007. Upon completion of the transaction, it is anticipated that Forest shareholders would own approximately 73% of the combined company, and Houston Exploration shareholders would own approximately 27%.
Concurrently with the execution of the merger agreement, funds affiliated with JANA Partners entered into a voting agreement with Forest pursuant to which the JANA funds agreed, during the term of the voting agreement, to vote their shares of our common stock in favor of the merger with Forest and the adoption of the merger agreement and against any transaction that would impede or delay the merger with Forest, and granted to Forest a proxy to vote their shares at any stockholder meeting convened to consider such matters. As of January 7, 2007, the JANA funds beneficially owned approximately 14.7% of our total issued and outstanding shares of our common stock. The voting agreement will terminate in certain instances, including an adverse recommendation change (as defined in the merger agreement) by our Board of Directors or any material amendment to the merger agreement that is adverse to us or our stockholders.
On February 8, 2007, Forest filed a registration statement on Form S-4 with the SEC, including a preliminary joint proxy statement / prospectus with respect to the merger. Also on February 8, 2007, the companies received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act with respect to the proposed transaction.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 12 — Supplemental Information on Natural Gas and Oil Exploration, Development and Production Activities (Unaudited)
The following information concerning our natural gas and oil operations has been provided pursuant to Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities.” Our natural gas and oil producing activities are conducted onshore within the continental United States and offshore in federal and state waters of the Gulf of Mexico.
Capitalized Costs of Natural Gas and Oil Properties

	As of December 31,
	2006	2005	2004
	(in thousands)
Unevaluated properties, not subject to amortization	$28,317	$107,146	$122,691
Properties subject to amortization (1)	3,478,878	3,556,755	2,777,097

Capitalized costs	3,507,195	3,663,901	2,899,788
Accumulated depreciation, depletion and amortization	(1,920,494)	(1,649,674)	(1,355,857)

Net capitalized costs	$1,586,701	$2,014,227	$1,543,931

(1)	Includes asset retirement obligations of $43.6 million, $93.8 million and $71.2 million, respectively, for the years ended December 31, 2006, 2005 and 2004.
Additions to Unevaluated Properties
The following table provides a summary of unevaluated costs not being amortized as of December 31, 2006, by the year in which the costs were incurred. There are no individually significant properties or significant development projects included in our unevaluated property balance. We estimate that costs will be evaluated and transferred within four years.

	Costs incurred by Year as of December 31, 2006
	Total	2006	2005	2004	2003 and Prior
	(in thousands)
Property acquisition costs	$17,393	$1,008	$11,426	$4,495	$464
Exploration and development	10,924	10,078	603	224	19

Total	$28,317	$11,086	$12,029	$4,719	$483

Capitalized Costs Incurred
Costs incurred for natural gas and oil exploration, development and acquisition are summarized below. Costs incurred during the years ended December 31, 2006, 2005 and 2004 include interest expense and general and administrative costs directly related to acquisition, exploration and development of natural gas and oil properties of $24.8 million, $25.6 million and $23.2 million, respectively. During the years ended December 2006, 2005 and 2004, we spent $160.4 million, $128.9 million and $56.7 million, respectively, to develop our proved undeveloped reserves.

	As of December 31,
	2006	2005	2004
	(in thousands)
Property acquisition and leasehold costs
Unevaluated	$2,334	$31,009	$28,059
Proved	112,646	232,784	179,281
Exploration costs	71,195	112,634	63,646
Development costs
Development drilling	426,615	366,902	245,971
Asset retirement obligations costs — assumed (1)	38,113	23,651	12,116
Asset retirement obligations costs — properties sold (1)	(88,375)	(32)	(12,714)
Asset retirement expenditures (1)	—	(971)	(2,362)

Total development costs	376,353	389,550	243,011

Total costs incurred	$562,528	$765,977	$513,997

(1)	Asset retirement obligation costs reflect abandonment obligations assumed during the year and revisions to prior estimates. As a result of the dispositions of substantially all of our Gulf of Mexico assets during 2006 and our South Louisiana and

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Appalachian Basin assets during 2004, asset retirement obligations were reduced by $88.7 million during 2006 and by $12.7 million in 2004. Actual retirement expenditures reflect plugging and abandonment costs during the year.
Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Natural Gas and Oil Reserves
The following summarizes the policies we used in the preparation of the accompanying natural gas and oil reserve disclosures, standardized measures of discounted future net cash flows from proved natural gas and oil reserves and the reconciliations of standardized measures from year to year. The information disclosed, as prescribed by the Statement of Financial Accounting Standards No. 69, is an attempt to present the information in a manner comparable with industry peers.
The information is based on estimates of proved reserves attributable to our interest in natural gas and oil properties as of December 31 of the years presented. These estimates were prepared by independent petroleum consultants. Proved reserves are estimated quantities of natural gas and crude oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.
The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows:
1.	Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions.

2.	The estimated future cash flows are compiled by applying year-end prices of natural gas and oil relating to our proved reserves to the year-end quantities of those reserves.

3.	The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions.

4.	Future income tax expenses are based on year-end statutory tax rates giving effect to the remaining tax basis in the natural gas and oil properties, other deductions, credits and allowances relating to our proved natural gas and oil reserves.

5.	Future net cash flows are discounted to present value by applying a discount rate of 10%.
The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of our natural gas and oil reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.
The standardized measure of discounted future net cash flows relating to proved natural gas and oil reserves is as follows and does not include cash flows associated with hedges outstanding at each of the respective reporting dates.

	As of December 31,
	2006	2005	2004
	(in thousands)
Future cash inflows	$3,547,732	$7,065,492	$4,558,560
Future production costs	(957,940)	(1,403,934)	(812,800)
Future development costs	(594,544)	(874,327)	(545,192)
Future income taxes	(555,522)	(1,520,815)	(976,611)

Future net cash flows	1,439,726	3,266,416	2,223,957
10% annual discount for estimated timing of cash flows	(702,500)	(1,299,392)	(783,902)

Standardized measure of discounted future net cash flows	$737,226	$1,967,024	$1,440,055

Year-end prices per Mcf of natural gas used in making standardized measure determinations as of December 31, 2006, 2005 and 2004 were $4.94, $8.15 and $5.68, respectively. Year-end prices per Bbl of oil used in making these same calculations were $49.94, $53.27 and $41.67, respectively, for 2006, 2005 and 2004.
At December 31, 2006, our standardized measure of discounted future net cash flows includes estimated future development costs for our proved undeveloped reserves for the next three years of $135.1 million, $207.2 million and $104.3 million, respectively, for 2007, 2008 and 2009.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes changes in the standardized measure of discounted future net cash flows.

	As of December 31,
	2006	2005	2004
	(in thousands)
Beginning of the year	$1,967,024	$1,440,055	$1,504,406
Revisions in quantities	(66,056)	(251,007)	(59,549)
Changes in prices	(859,166)	943,487	(34,170)
Changes in future development costs	(44,270)	(198,013)	(35,056)
Development costs incurred during the period	195,723	209,322	85,439
Extensions and discoveries, net of related costs	237,296	620,243	445,908
Sales of natural gas and oil, net of production costs	(499,057)	(787,013)	(639,555)
Accretion of discount	287,742	207,197	205,641
Net change in income taxes	644,930	(278,475)	(79,913)
Purchase of reserves in place	55,115	250,520	247,671
Sale of reserves in place	(1,137,244)	(4,904)	(110,877)
Production timing and other	(44,811)	(184,388)	(89,890)

End of year	$737,226	$1,967,024	$1,440,055

Estimated Net Quantities of Natural Gas and Oil Reserves
The following table sets forth our proved reserves, including changes, and proved developed reserves (all within the United States) at the end of each of the three years in the period ended December 31, 2006, 2005 and 2004.

	Natural Gas (MMcf)			Crude Oil, Liquids and Condensate (MBbls)
	2006	2005	2004	2006	2005	2004

Beginning of the year reserves	793,074	749,114	709,883	11,291	7,335	7,481
Revisions of previous estimates	(33,797)	(66,205)	(13,232)	471	1,097	(1,110)
Extensions and discoveries	153,020	135,336	162,719	1,140	1,395	255
Production	(82,528)	(105,809)	(115,855)	(938)	(1,417)	(1,355)
Purchase of reserves in place	30,779	81,704	67,806	237	3,000	2,245
Sales of reserves in place	(188,912)	(1,066)	(62,207)	(7,586)	(119)	(181)

End of year reserves	671,636	793,074	749,114	4,615	11,291	7,335

Proved developed reserves:
Beginning of year	506,212	475,080	487,867	6,933	3,535	4,073
End of year	446,109	506,212	475,080	3,589	6,933	3,535

	Natural Gas Equivalents (MMcfe)
	2006	2005	2004

Beginning of year reserves	860,820	793,124	754,769
Revisions of previous estimates	(30,971)	(59,623)	(19,892)
Extensions and discoveries	159,860	143,706	164,249
Production	(88,156)	(114,311)	(123,985)
Purchase of reserves in place	32,201	99,704	81,276
Sales of reserves in place	(234,428)	(1,780)	(63,293)

End of year reserves	699,328	860,820	793,124

Proved developed reserves:
Beginning of year	547,810	496,290	512,305
End of year	467,643	547,810	496,290